UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Tenet Healthcare Corporation

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TENET HEALTHCARE CORPORATION

13737 Noel Road

Dallas, Texas 75240

(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Wednesday, May 6, 2009

March 26, 2009

To Our Shareholders:

Our Annual Meeting of Shareholders will be held on Wednesday, May 6, 2009, at 8:00 a.m. Central time at the Westin Galleria Hotel, 13340 Dallas Parkway, Dallas, Texas, for the following purposes:

1.	To elect ten directors for terms of one year each;

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2009;

3.	To consider and act upon the shareholder proposal set forth in the accompanying proxy statement, if properly presented; and

4.	To transact any other business that properly may come before the meeting or any postponements or adjournments thereof.

You may vote if you were a shareholder of record on March 16, 2009.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by completing and returning the proxy card enclosed with this Notice. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and included in the “General Information” section of the accompanying Proxy Statement. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in that section of the Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Gary Ruff
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 6, 2009

The accompanying Proxy Statement and proxy card, as well as our Annual Report on Form 10-K for the year ended December 31, 2008, are available at www.tenethealth.com/tenethealth/proxymaterials.

Dear Tenet Shareholder,

2008 was a year of contrasts: After several years of winning back or recruiting new physicians and investing in our hospitals, we turned the corner on volume growth, generating the first year of positive same-hospital admissions growth in five years. We had some of the strongest growth statistics in our industry, and as recently as the third quarter, Tenet’s stock had outperformed the other companies in our sector. Yet today our share price hovers just around $1 per share. Unfortunately, our progress in 2008, while significant, could not offset the even more significant realities of the U.S. capital markets.

Our same-hospital net operating revenues were up 5.6 percent over prior year and same-hospital earnings before interest, taxes, depreciation and amortization (EBITDA, as further described in our year-end earnings release) increased 14 percent. In addition to a 1.2 percent growth in admissions, we achieved four consecutive quarters of positive admissions growth from paying patients (i.e., those other than uninsured and charity patients). We stabilized our outpatient business and achieved three consecutive quarters of growth in paying outpatient visits following five years of declines. We also had solid performance in pricing and cost control.

According to our surveys, our patients, physicians and colleagues were more satisfied with our hospitals than ever—and we continued to hit our all-time highest scores in quality metrics. Also in 2008, we created Conifer Health Solutions, Inc., a wholly-owned operating subsidiary designed to leverage our expertise in revenue cycle management and patient communication services; and today, Conifer provides its services to more than 70 non-Tenet hospitals across the country. Our corporate governance standards rated in the top five percent of the S&P 500 for the fourth consecutive year.

Like most Americans, at Tenet we find ourselves increasingly concerned about the health of the economy. Fortunately, unlike other sectors of the economy, the service we provide will continue to be essential, and demand for that service will grow as the population ages. While demand will work in our favor, there is much uncertainty today about future payment regimes and the changes healthcare system reform in the U.S. will bring.

Our operations are solid, and I’m actually quite optimistic because of our progress in several critically important areas:

•

First, our physician relationship and recruitment programs are proving to be highly effective and helped us build solid momentum on inpatient volume growth. In fact, during their first full year with Tenet, the 1,744 physicians who joined our hospital medical staffs in 2007 generated more than 45,000 admissions, or an average of 26 admissions each.

•

Second, we stabilized the outpatient business, which until recently had been quite negative. Outpatient visits from patients who are covered by insurance or government programs actually grew 0.7 percent in 2008.

•

Third, our Targeted Growth Initiative (TGI) strategy has successfully directed volume growth to our most attractive and profitable service lines. In fact, admissions of patients with commercial insurance in our seven TGI service lines grew 3.3 percent in 2008. This compares to a 4.8 percent decline in non-TGI managed care admissions.

•

And fourth, our investments in quality have created a stronger value proposition for our hospitals and widespread public recognition of these achievements. These recognitions include our numerous Centers of Excellence designations and the beginnings of enhanced payments for quality on the part of some of the largest commercial payers. Improvements in quality also contributed to significantly lower malpractice expense in 2008.

We also launched a cost reduction initiative late last year that should capture operating expense savings of approximately $150 million in 2009 to partially offset certain cost increases and effects of the unfavorable economy. We believe this action along with the refinancing of $1.4 billion in debt maturities we recently completed, demonstrate that we are preparing for the potential of a prolonged economic recovery.

As I’ve said before, the fundamentals inside our business—quality, service and satisfaction—remain strong. The progress we made in 2008 is significant and the momentum we generated is real. And the 60,000 Tenet employees and 23,000 affiliated physicians are among the best in the industry. Our job is to provide them with the environment and tools that enable them to provide excellent care to our patients.

2009 will be an important year for our company and our industry, as we enter a rare and unique point in time during which fundamental reform in health care policy could become reality. And thanks to our efforts in quality over the last five-plus years, we welcome the important national dialogue around linking payments to clinical outcomes. Both our ongoing commitment to quality and our leadership in negotiating pay-for-performance measures with our commercial managed care payers provides our hospitals with an opportunity to excel as the pay-for-performance movement gains further momentum. As a company, we remain active participants in this dialogue, and we look forward to being constructive agents of change for our nation’s healthcare system and for our hospitals.

As always, thank you for your continued support.

Sincerely,

Trevor Fetter
President and Chief Executive Officer

P.S. Once again, we are delivering our proxy statement to you along with a copy of our Annual Report on Form 10-K, which provides additional information about our 2008 results. If you would like more information about the company, our hospitals, recent press releases or transcripts of recent investor calls, please visit our website at www.tenethealth.com.

PROXY STATEMENT

i

GENERAL INFORMATION

Your proxy is solicited by the Board of Directors of Tenet Healthcare Corporation for use at the Annual Meeting of Shareholders to be held in Dallas, Texas at 8:00 a.m. Central time on Wednesday, May 6, 2009, and any adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card are being mailed on or about March 26, 2009.

You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 5, 2009. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 5, 2009. As with telephone voting, you may confirm that your instructions have been properly recorded. If you choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you return your proxy card, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement. You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, or (3) attending the Annual Meeting and voting in person.

Holders of our common stock at the close of business on March 16, 2009 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 479,930,437 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved.

If your shares of our common stock are held by a broker in street name (which means your shares are registered in the name of your broker), under the rules of the New York Stock Exchange (“NYSE”) your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The election of directors and the ratification of the selection of our independent registered public accountants are considered routine matters upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The only non-routine matter on the agenda for this year’s Annual Meeting is the shareholder proposal set forth herein, if properly presented.

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is elected annually by the shareholders. On February 25, 2009, the Nominating and Corporate Governance Committee met and recommended that the Board nominate each of directors Bush, Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams to stand for election at the Annual Meeting. On February 26, 2009, after considering the Nominating and Corporate Governance Committee’s recommendations, the Board nominated each of these ten directors to stand for election at this year’s Annual Meeting. Each of these directors was elected by our shareholders at our 2008 Annual Meeting and has consented to stand for election at this year’s Annual Meeting.

Nominees and Voting

Directors are to be elected by a majority of the votes cast and votes may not be cumulated. The shares represented by proxies solicited by the Board will be voted for directors Bush, Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams. If any nominee becomes unavailable prior to the Annual Meeting, the Board’s proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

We have provided below certain information about each nominee.

John Ellis “Jeb” Bush

Director

Member of Nominating and Corporate Governance Committee and Quality, Compliance and Ethics Committee

Age: 56

Mr. Bush is the president of Jeb Bush and Associates, a consulting firm. He served as the 43 rd Governor of the State of Florida from January 1999 until January 2007. Prior to his election as Governor, Mr. Bush worked as a real estate executive and pursued other entrepreneurial ventures in Florida from 1981 to 1998, and served as Secretary of Commerce for the State of Florida from 1987 to 1988. Before 1981, Mr. Bush served in various positions at Texas Commerce Bank in Houston, Texas and in Caracas, Venezuela. He formed and serves as chairman of the Foundation for Florida’s Future, a not-for-profit public policy organization, and the Foundation for Excellence in Education, a not-for-profit charitable organization. Mr. Bush holds a bachelor’s degree in Latin American affairs from the University of Texas at Austin. He serves on the board of directors of one other public company, Rayonier Inc. He also serves on the board of directors of Angelica Corporation, CNLBancshares, Inc., CorMatrix Cardiovascular, Inc. and Empagio, Inc. Mr. Bush has been a member of Tenet’s Board since April 2007.

Trevor Fetter

Director

Member of Executive Committee

Age: 49

Mr. Fetter was named Tenet’s President effective November 7, 2002 and was appointed Chief Executive Officer in September 2003. From March 2000 to November 2002, Mr. Fetter was chairman and chief executive officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Chief Financial Officer in the Office of the President. Mr. Fetter began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services for the entertainment and health care industries. In 1988, he joined Metro-Goldwyn-Mayer, Inc., where he had a broad range of corporate and operating responsibilities, rising to executive vice president and chief financial officer. Mr. Fetter holds a bachelor’s degree in economics from Stanford University and an M.B.A. from Harvard Business School. He is a member of the board of directors of one other public company, The Hartford Financial Services Group, Inc. He is also the chairman of the board of directors of the Federation of American Hospitals. Mr. Fetter has been a director of Tenet since September 2003.

Brenda J. Gaines

Director

Member of Audit Committee and Compensation Committee

Age: 59

Ms. Gaines served as president and chief executive officer of Diners Club North America, a division of Citigroup, from 2002 until her retirement in March 2004. She also served as president of Diners Club from 1999 to 2002 and held a number of senior management positions within Citigroup from 1988. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Deputy Chief of Staff to the Mayor and Commissioner of Housing. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her master’s degree in public administration from Roosevelt University in Chicago. She currently serves on the board of directors of three other public companies, Federal National Mortgage Association (Fannie Mae), NICOR Inc. and Office Depot, Inc. Ms. Gaines has been a member of Tenet’s Board since March 2005.

Karen M. Garrison

Director

Member of Nominating and Corporate Governance Committee and Quality, Compliance and Ethics Committee

Age: 60

Ms. Garrison served as president of Pitney Bowes Business Services from 1999 until her retirement in 2004. From 1978 to 1999, she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including vice president of operations and vice president of finance and chief financial officer. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. She currently serves on the board of directors of two other public companies, Kaman Corporation and Standard Parking Corporation. Ms. Garrison has been a member of Tenet’s Board since March 2005.

Edward A. Kangas

Chairman

Chair of Compensation Committee and Executive Committee, and member of Quality, Compliance and Ethics Committee

Age: 64

Mr. Kangas served as global chairman and chief executive officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. A certified public accountant, Mr. Kangas holds a bachelor’s degree in business administration and an M.B.A. from the University of Kansas. He is a director of four other public companies, Eclipsys Corporation, Hovnanian Enterprises, Inc., Intuit Inc. and United Technologies Corporation. In addition, he is a board member of the International Federation of Multiple Sclerosis Societies, and he serves as a trustee of the Committee for Economic Development. He is also a member of Beta Gamma Sigma Directors’ Table and a trustee emeritus of the board of trustees of the University of Kansas Endowment Association. Mr. Kangas has been a member of Tenet’s Board since April 2003 and was first elected Chairman of the Board in July 2003.

J. Robert Kerrey

Director

Chair of Nominating and Corporate Governance Committee, and member of Executive Committee and Quality, Compliance and Ethics Committee

Age: 65

Mr. Kerrey has been president of The New School University in New York City since January 2001. From January 1989 to December 2000, he served as a U.S. Senator from the State of Nebraska. Before his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. Mr. Kerrey holds a degree in pharmacy from the University of Nebraska. He is a director of three other public companies, Genworth Financial, Inc., Jones Apparel Group, Inc. and Scientific Games Corporation. He is also co-chairman of the board of the Concord Coalition, a nonpartisan organization dedicated to responsible fiscal policy. Mr. Kerrey has been a member of Tenet’s Board since March 2001.

Floyd D. Loop, M.D.

Director

Chair of Quality, Compliance and Ethics Committee, and member of Executive Committee and Nominating and Corporate Governance Committee

Age: 72

Dr. Loop retired as the chief executive officer and chairman of the board of governors of The Cleveland Clinic Foundation in October 2004, a position he held for 15 years. Before becoming the Foundation’s chief executive officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was president of the American Association for Thoracic Surgery. Dr. Loop holds a bachelor of science degree from Purdue University and received his medical degree from George Washington University. He is a director of two other public companies, Athersys, Inc. and Intuitive Surgical, Inc. He is also a director of Future Path Medical, LLC, Management Health Solutions, Inc., Swissray International, Inc., Tusante, Inc., ValveXchange, Inc., Visible Assets Inc. and The Vitality Group, a member of Discovery Holdings Ltd. Dr. Loop has been a member of Tenet’s Board since January 1999.

Richard R. Pettingill

Director

Member of Compensation Committee and Quality, Compliance and Ethics Committee

Age: 60

Mr. Pettingill has been president and chief executive officer of Allina Hospitals and Clinics since October 2002. Prior to serving in this role, he served as executive vice president and chief operating officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as president and chief executive officer of Camino Healthcare. Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He is a member of the board of directors of Allina and also serves on the board of directors for Minnesota Hospital Association and Minnesota Business Partnership. Mr. Pettingill has been a member of Tenet’s Board since March 2004.

James A. Unruh

Director

Chair of Audit Committee, and member of Executive Committee and Nominating and Corporate Governance Committee

Age: 68

Mr. Unruh has served as principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the chairman, president and chief executive officer of Unisys Corporation from 1990 until 1997. Before being named chief executive officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh received his bachelor’s degree in business administration from Jamestown College and his M.B.A. from the University of Denver. He is a director of three other public companies, CSG Systems International, Inc., Prudential Financial, Inc. and Qwest Communications International. In addition, he serves as a director of various privately held companies in connection with his position at Alerion and as chairman of the Board of Trustees of Jamestown College. Mr. Unruh has been a member of Tenet’s Board since June 2004.

J. McDonald Williams

Director

Member of Audit Committee and Compensation Committee

Age: 67

Mr. Williams served as the chairman of Trammell Crow Company from 1994 until May 2002. Prior to serving in that role, he was the president and chief executive officer of Trammell Crow from 1990 to 1994 and was managing partner from 1977 to 1990. Mr. Williams received his bachelor of science degree from Abilene Christian University and his L.L.B. from George Washington University Law School. He serves as a director of one other public company, A. H. Belo Corporation, where he is the lead director. In 1995, Mr. Williams founded the Foundation for Community Empowerment to assist in redeveloping low-income neighborhoods in Dallas. He also serves on the boards of a number of foundations, including the Hoblitzelle Foundation. Mr. Williams has been a member of Tenet’s Board since March 2005.

Majority Vote Standard and Director Resignation Policy

Our bylaws and Corporate Governance Principles generally provide for a majority vote standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast, meaning that the votes cast in favor of a director must exceed the votes cast against the director. Broker non-votes and abstentions will not change the number of votes cast for or against the director. A plurality standard will apply instead of a majority voting standard if:

•	A shareholder has provided us with notice of a nominee for director in accordance with our bylaws; and

•	That nomination has not been withdrawn as of 10 days before we first mail our meeting notice to shareholders.

Because this election is uncontested, a majority vote standard applies. Under our Corporate Governance Principles, any nominee for director who is an incumbent director and who receives, in an uncontested election of directors, a greater number of votes cast against his or her election than votes cast for his or her election must submit a letter of resignation to the Board.

The Board recommends that shareholders vote FOR its nominees for directors.

CORPORATE GOVERNANCE

Director Independence

Under our Corporate Governance Principles, at least two-thirds of the Board must consist of “independent” directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the NYSE. The Board reviews each director’s independence at least annually. On February 26, 2009, the Board made the affirmative determination that each of directors Bush, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams has no material relationship with the company and is independent.

In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. The Board reviews any interests a director, or member of the director’s immediate family, may have that would preclude the Board from determining that the director has no material relationship with the company, including whether the director or a member of his or her immediate family is affiliated with an entity with which we have a commercial or charitable relationship. As part of this assessment, the Board reviews accounts payable information specifying the amount, if any, of payments we made for products and services in the prior year to those other companies with whom our directors have a relationship, and also reviews accounts receivable information to determine if we received any payments from those same entities. In addition, the Board examines donations made to not-for-profit organizations with which the directors are affiliated.

The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. The Board also requires all directors serving not only on the Audit Committee, but also on the Compensation and Nominating and Corporate Governance Committees to meet the more stringent independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”). In addition, the Compensation Committee is composed exclusively of “outside directors” within the meaning of Rule 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Board and Committee Organization

We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met eight times during 2008. Our independent Chairman of the Board is responsible for coordinating, developing agendas for, and chairing executive sessions with non-employee directors. The Board regularly meets in such executive sessions. Mr. Fetter is considered an employee director. All other directors are considered non-employee directors. Each incumbent director who served during 2008 participated in at least 75% of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director. All Board members are encouraged to attend our annual meeting of shareholders. Each of our ten directors attended last year’s annual meeting.

The Board also operates through the following committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; Quality, Compliance and Ethics Committee; and Executive Committee. Each of the Board’s committees, except the Executive Committee, operates under a written charter that is reviewed and approved annually by the respective committee. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Quality, Compliance and Ethics Committee charters are available for viewing in the “Corporate Governance” section under the “Our Company” tab on our website at www.tenethealth.com. In addition, written copies of those charters are available upon request to our Corporate Secretary.

Audit Committee

The Audit Committee consists of directors Unruh (Chair), Gaines and Williams, each of whom the Board has determined is an audit committee financial expert as defined by the SEC and meets the financial literacy standards of the NYSE applicable to Audit Committee members. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards and meets the more stringent independence requirements for audit committee members required by the SEC.

The purposes of the Audit Committee are to provide Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements; (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters; (3) our independent registered public accountants’ qualifications, independence and performance; and (4) our internal audit function.

The Audit Committee has implemented policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters. Employees may lodge their complaints and concerns anonymously through our 24-hour toll-free Ethics Action Line. All such complaints and concerns are forwarded by the Ethics and Compliance Department to Tenet’s Corporate Secretary. Third parties are directed to the “Compliance & Ethics” section under the “Our Company” tab on our website, www.tenethealth.com, which contains information about how to submit concerns and complaints to our Ethics and Compliance Department. Third parties may also submit concerns and complaints to the Corporate Secretary. The Corporate Secretary directs all accounting-related concerns to the Chair of the Audit Committee.

The Audit Committee, which has the sole authority to select and retain our independent registered public accountants, has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2009. In making the decision to retain Deloitte & Touche LLP, the Audit Committee took into account our experience with the firm during 2008, as well as the firm’s reputation in the auditing field and its professional qualifications, and also reviewed auditor independence issues and existing commercial relationships with Deloitte & Touche LLP. The Audit Committee concluded that Deloitte & Touche LLP has no commercial relationship with us that would impair its independence. The Board is requesting shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2009 in Proposal 2 of this Proxy Statement.

The Audit Committee met nine times during 2008. The Committee regularly meets in executive session with only non-employee directors. The Audit Committee Report can be found beginning on page 15.

Compensation Committee

The Compensation Committee consists of directors Kangas (Chair), Gaines, Pettingill and Williams. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards. The members of the Committee also meet the SEC’s more stringent independence requirements for audit committee members. In addition, each Committee member meets the qualifications for compensation committee members required by Section 162(m) of the Internal Revenue Code.

The Committee’s primary duties and responsibilities include establishing general compensation policies for the company that: (1) support our overall business strategies and objectives; (2) enhance our efforts to attract and retain skilled employees; (3) link compensation with business objectives and organizational performance; and (4) provide competitive compensation opportunities for our key executives. The Committee oversees the administration of the company’s executive compensation programs, and is responsible for establishing and interpreting the company’s compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement, which can be found on page 32. Specifically, the Compensation Committee makes all compensation decisions regarding our non-employee directors, the Named Executive Officers and other members of our senior management team, which includes our other executive officers and certain senior vice presidents. As part of our annual performance review process, our Chief Executive Officer reviews the performance of each of such other executives and discusses their performance with the Compensation Committee, which makes its own assessment of these officers’ performance based upon the Board’s expectations of senior management. The Committee’s decisions regarding the compensation of our executives are made in consultation with the Chief Executive Officer and outside the presence of other executives. The Compensation Committee, without the participation of management, also reviews the performance of the Chief Executive Officer.

The Committee retains an independent outside consultant, Frederic W. Cook and Co., to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

Additional information on the role of the Compensation Committee in setting executive compensation and the assistance provided to the Committee by its outside consultant can be found in “Compensation Discussion and Analysis” beginning on page 17.

The Compensation Committee also acts on behalf of the Board in administering, or overseeing the administration of, all of our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation, and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans’ assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans.

The Compensation Committee met six times during 2008. The Committee regularly meets in executive session with only non-employee directors. The Compensation Committee Report can be found on page 17.

Compensation Committee Interlocks and Insider Participation

During 2008, directors Kangas (Chair), Gaines, Pettingill and Williams served on the Compensation Committee. No member of the Compensation Committee was at any time during 2008 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under “Certain Relationships and Related Transactions” (on page 54) of this Proxy Statement. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Kerrey (Chair), Bush, Garrison, Loop and Unruh. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards. The members of the Committee also meet the SEC’s more stringent independence requirements for audit committee members.

The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. In addition, the Committee reviews proposed related-party transactions and determines whether such transactions are appropriate for the Board to consider. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors.

The Nominating and Corporate Governance Committee and the Board consider the following criteria when selecting new nominees for election to the Board and determining which of our existing directors will stand for re-election to the Board: (1) personal qualities, characteristics and achievements; (2) professionalism and integrity; (3) experience or expertise that will enhance the Board’s and the company’s performance; (4) familiarity with hospital operations, the health care industry or other industries with which we do business; (5) experience with government regulation of the health care industry; (6) ability and willingness to commit adequate time to Board and committee matters; (7) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the company’s needs; (8) diversity of viewpoints, background, experience and other demographics; and (9) familiarity with and contacts in the communities in which the company and its subsidiaries do business.

The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate’s qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates’ qualifications, handling background and reference checks, and making initial contacts with potential candidates.

The Nominating and Corporate Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and shareholders. Shareholders wishing to recommend director candidates to the Board may do so by writing to the Committee in care of the Corporate Secretary at our office in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

The Nominating and Corporate Governance Committee met four times during 2008. The Committee regularly meets in executive session with only non-employee directors.

Quality, Compliance and Ethics Committee

The Quality, Compliance and Ethics Committee consists of directors Loop (Chair), Bush, Garrison, Kangas, Kerrey and Pettingill. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards. The members of the Committee also meet the SEC’s more stringent independence requirements for audit committee members.

The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on ethics, quality assurance and legal compliance. The Committee is responsible for overseeing our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with all applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals deliver quality medical care to their patients. In addition, the Committee: (1) reviews and approves our Standards of Conduct, which apply to all of our employees, as well as our directors; (2) receives periodic reports from our Ethics and Compliance Department as to our efforts to educate our employees about, and promote their adherence to, our Standards of Conduct; and (3) receives periodic reports from our Quality Management Department as to our efforts to advance quality health care.

The Quality, Compliance and Ethics Committee is also responsible for overseeing our Compliance Program, which is intended to foster compliance with all federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Ethics and Compliance Department. The Committee also oversees the performance of our obligations under our Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services. Our Chief Compliance Officer reports directly to the Committee.

The Quality, Compliance and Ethics Committee met six times during 2008. The Committee regularly meets in executive session with only non-employee directors.

Executive Committee

The Executive Committee consists of directors Kangas (Chair), Fetter, Kerrey, Loop and Unruh. The Executive Committee, which did not meet during 2008, may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal our bylaws, or (4) declare dividends.

Corporate Governance Principles

The Board believes that sound principles of corporate governance serve the best interests not only of our shareholders, but also of our other constituencies, such as patients, the physicians and nurses who practice at our hospitals, our employees, and the communities in which we operate our hospitals. The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. These Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, and Board performance evaluations. Our Corporate Governance Principles may be found in the “Corporate Governance” section under the “Our Company” tab on our website at www.tenethealth.com. A written copy of our Corporate Governance Principles is also available upon request to our Corporate Secretary.

Policies on Ethics and Conduct

We maintain a values-based ethics program that is designed to monitor and raise awareness of ethical issues among employees and to stress the importance of understanding and complying with our Standards of Conduct. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The members of our Board of Directors and many of our contractors are also required to abide by our Standards of Conduct. The standards reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our standards cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information and avoidance of conflicts of interest. As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board of Directors and certain physicians and contractors. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct, and are encouraged to contact our 24-hour toll-free Ethics Action Line when they have questions about the standards or any ethics concerns. Incidents of alleged financial improprieties reported to the Ethics Action Line or the Ethics and Compliance Department are communicated to the Audit Committee of our Board of Directors. All reports to the Ethics Action Line are kept confidential to the extent allowed by law, and employees have the option to remain anonymous. In cases reported to the Ethics Action Line that involve a possible violation of the law or regulatory policies and procedures, the matter is referred to the Ethics and Compliance Department for investigation. Retaliation against employees in connection with reporting ethical concerns is considered a serious violation of our Standards of Conduct, and, if it occurs, it will result in discipline, up to and including termination of employment. The full text of our Standards of Conduct is published in the “Compliance & Ethics” section under the “Our Company” tab on our website at www.tenethealth.com. A written copy of our Standards of Conduct is also available upon request to our Corporate Secretary.

Stock Ownership and Stock Option Exercise/Restricted Stock Unit Vesting Retention Guidelines

The Board has adopted stock ownership guidelines that require each non-employee director to own shares of our stock with a value equal to three times the annual director retainer by the date five years after the date on which the director joins the Board. All of our non-employee directors were in compliance with these guidelines until November 2008, when we experienced a substantial decline in our stock price. As a result, directors Kangas, Kerrey, Loop, Pettingill and Unruh do not currently satisfy the stock ownership guidelines.

The Board has also adopted stock retention guidelines that require directors who have not satisfied their ownership guidelines to hold for at least one year all of the “net shares” received upon the exercise of stock options or vesting of restricted stock units. For this purpose, “net shares” means the number of shares obtained by exercising the option or upon restricted stock unit vesting, less the number of any shares sold to pay the exercise price of the option and any taxes and transaction costs due upon the exercise or vesting. (A detailed discussion of these guidelines can be found beginning on page 26.)

Required Certifications

On February 24, 2009, we filed our Annual Report on Form 10-K for the year ended December 31, 2008 with the SEC, which report contained the officer certifications required to be filed with the SEC regarding the quality of our disclosure in that report. On June 6, 2008, we submitted our Domestic Company Section 303A CEO Certification, without qualification, to the NYSE, in accordance with NYSE requirements.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

DIRECTOR COMPENSATION

Our non-employee directors, which include all our directors except Mr. Fetter, each receive a $75,000 annual retainer fee (prorated for partial-year service). The non-employee directors also receive $2,000 per Board or committee meeting attended. Each non-employee director serving as the chair of a committee receives an annual fee of $12,000 (prorated for partial-year service), except that the chair of the Audit Committee receives an annual chair fee of $20,000 given the demands and responsibilities placed on the Audit Committee. Our independent Chairman of the Board receives an annual fee of $135,000 in addition to other Board and committee compensation. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings. During 2008, our directors were also eligible to participate in the Tenet Healthcare Foundation Matching Gift Program, which matched charitable gifts made by our directors and most of our employees up to $10,000 per director or employee per year.

Our non-employee director compensation also includes an annual award of restricted stock units equal in value to $130,000 (prorated for partial-year service with respect to the initial year of service), as shown in the Stock Awards column in the table below.

The following table sets forth information concerning our compensation of the non-employee members of our Board of Directors for 2008. No compensation was paid to any of the non-employee directors pursuant to a non-equity incentive compensation plan nor were any stock options granted to our directors during 2008. All stock options held by non-employee directors were out-of-the money during 2008, that is, they had an exercise price of more than the market price of our common stock.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(3)	Total ($)
Bush	111,046	(4)	130,000	-0-	-0-		-0-	241,046
Gaines	110,246		130,000	-0-	-0-		-0-	240,246
Garrison	111,046		130,000	-0-	-0-		-0-	241,046
Kangas	274,046		130,000	-0-	-0-		-0-	404,046
Kerrey	107,046	(4)	130,000	-0-	-0-		-0-	237,046
Loop	113,046		130,000	-0-	136,071	(5)	-0-	379,117
Pettingill	103,046	(4)	130,000	-0-	-0-		-0-	233,046
Unruh	126,246	(4)	130,000	-0-	-0-		-0-	256,246
Williams	108,246		130,000	-0-	-0-		-0-	238,246

(1)	We account for the cost of stock-based compensation using the fair-value method required by Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), under which the cost of restricted stock unit grants, stock option grants and other equity incentive awards to directors and employees is measured by the fair value of the awards on their grant date (in the case of restricted stock units, calculated based on the NYSE closing price per share of our common stock on such date) and is recognized over the requisite service periods of the awards, whether or not the awards had any intrinsic value during the period. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with SFAS 123(R) of awards granted under our stock incentive plans, as described under “Compensation Plans Applicable to Directors—Stock Incentive Plans” below.

(2)	As described in detail below, the 2008 stock awards shown in this column reflect annual grants to each director valued at $130,000 on the date of grant. All such awards are consistent with our policies for annual director grants.

(3)	A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of $10,000.

(4)	Includes amounts deferred by the director at his election under our deferred compensation plans, some of which are invested in stock units.

(5)	Represents the change in the actuarial present value of Dr. Loop’s accumulated benefits during 2008 under the Directors Retirement Plan, described below.

Compensation Plans Applicable to Directors

Stock Incentive Plans

All of our non-employee directors are eligible to participate in our 2008 Stock Incentive Plan. Under our 2008 Stock Incentive Plan, the Board determines awards to be granted to each non-employee director.

The Board currently grants restricted stock units to non-employee directors on an annual basis pursuant to a formula under which each non-employee director receives that number of restricted stock units equal to $130,000 divided by the NYSE closing price per share of our common stock on the date of the grant. The restricted stock units are automatically granted to non-employee directors on the first business day following the annual shareholders meeting. On May 9, 2008, based on the NYSE closing price of $5.70 per share of our common stock, each non-employee director was granted 22,807 restricted stock units pursuant to the foregoing formula. These annual grants vested immediately on the grant date and will be settled in shares of our common stock. Settlement of these units will occur within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, unless a non-employee director elects, under the Special RSU Deferral Plan described below, to defer settlement of the units for a period of five years from the date the units otherwise would be settled or under certain circumstances in connection with a change of control of the company as defined in Section 409A of the Internal Revenue Code, in which case the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A of the Internal Revenue Code, the restricted stock units would be converted to cash and paid within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board.

On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant of that number of restricted stock units equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time grants vest immediately on the grant date and are settled in shares of our common stock within 60 days of the director’s termination of service on the Board. In the event of a change of control of the company as defined in Section 409A of the Internal Revenue Code, the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A of the Internal Revenue Code, the restricted stock units would be converted to cash and paid within 60 days of the termination of service on the Board.

Prior to August 2004, director awards under the 2001 Stock Incentive Plan (the predecessor to the 2008 Stock Incentive Plan) were made in the form of stock options rather than restricted stock units. If a non-employee director is removed from office by our shareholders, is not nominated for re-election by the Board or is nominated by the Board but is not re-elected by our shareholders, any options granted under the 2001 Stock Incentive Plan will expire one year after the date of removal or failure to be elected, unless by their terms they expire sooner. If during such one-year period the non-employee director dies or becomes permanently and totally disabled, the options will expire one year after the date of death or permanent and total disability, unless by their terms they expire sooner. If the non-employee director retires, the options granted under the 2001 Stock Incentive Plan will continue to vest, be exercisable and expire in accordance with their terms. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, the options granted under the 2001 Stock Incentive Plan will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. If a non-employee director who becomes permanently and totally disabled while serving dies during such five-year period, the options will expire upon the later of the end of such five-year period or one year after the date of death, unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

Special RSU Deferral Plan

We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual restricted stock unit grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. A director desiring to defer settlement of his restricted stock units must elect to do so at least 12 months before such restricted stock units would otherwise be settled and the deferral must be for a period of five years from the date the restricted stock units would otherwise be settled; provided, that no such election shall take effect until 12 months after the date on which the election is made. In the event of a change of control of the company that does not comply with Section 409A of the Internal Revenue Code, the deferred restricted stock units will be converted to cash and paid at the end of the deferral period. None of our directors has elected to defer settlement of their restricted stock units pursuant to the terms of the Special RSU Deferral Plan.

Directors Retirement Plan

Our Directors Retirement Plan (the “DRP”) was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee director Loop participates in the DRP. All of our other non-employee directors are not eligible to participate because they joined the Board after October 6, 1999. Employee directors were not eligible to participate.

Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated prior to retirement for any reason other than death, so long as the director has completed at least five years of service. In the event of a change of control, as defined in the DRP, followed by a director’s termination of service or a director’s failure to be re-elected upon the expiration of his or her term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

Under the DRP, we are obligated to pay to Dr. Loop an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on his years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $75,000) at the time he retires and (y) $25,000, increased by a compounded rate of 6% per year from 1985 to his termination of service. The retirement benefits are paid monthly. He may elect to receive the retirement benefits in the form of a joint and survivor annuity.

Dr. Loop’s interest in the retirement benefit is fully vested. If he were to retire at this time, his annual retirement benefit would be $75,000.

Directors Life Insurance Program

Our Directors Life Insurance Program (the “Program”) was discontinued as to all directors joining the Board after October 6, 1999. As a result, only non-employee director Loop participates in the Program.

Under the Program, we entered into a split-dollar life insurance agreement with a policy owner designated by Dr. Loop providing for the purchase of a joint life, second-to-die, life insurance policy insuring the lives of Dr. Loop and another person designated by him. The amount of insurance purchased is sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries and to allow us to recover the premiums we have paid towards keeping the policies in force until the deaths of both the director and the designated other person.

Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the “2006 DCP”), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. The following directors participated in the 2006 DCP in 2008: Bush, Kerrey, Pettengill and Unruh. For 2009, directors Bush, Kerrey and Pettengill have enrolled to participate in the 2006 DCP. A more complete description of the 2006 DCP can be found beginning on page 45.

AUDIT COMMITTEE REPORT

The Audit Committee is made up of the three members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC, and each member of the Committee is independent under those criteria. In addition, the Board has determined that each Committee member is an Audit Committee financial expert, as defined by SEC rules, and that each Committee member is financially literate as required by NYSE rules. Director Unruh serves as Chair of the Committee.

The Committee, on behalf of the Board, oversees the company’s financial reporting process. In fulfilling its oversight responsibilities in 2008, the Committee reviewed and discussed with management and the company’s independent registered public accountants for the year ended December 31, 2008, Deloitte & Touche LLP (“Deloitte”), each Quarterly Report on Form 10-Q filed during 2008 (the “Forms 10-Q”), as well as the audited consolidated financial statements and the footnotes thereto in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and Deloitte each press release concerning earnings prior to it being released.

The company’s independent registered public accountants are responsible for expressing an opinion on the company’s audited consolidated financial statements and the fair presentation, in all material respects, of the company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed by the Committee with the company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) and Rule 2-07 of Regulation S-X (Communication with Audit Committees). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the company’s 2008 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

During 2008, the Committee was provided updates on, monitored and discussed with management the status of the company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 and approved the inclusion of management’s report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2008.

The Committee also discussed with Deloitte the independent registered public accountants’ independence from management and the company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that the independent registered public accountants are independent, the Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm’s independence. The Committee also retained Deloitte and made it clear to Deloitte that the independent registered public accountants report directly to the Committee and not to management.

The Committee discussed with the company’s internal auditors and Deloitte the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and independent registered public accountants to discuss, among other matters, the results of their audits, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company’s 2008 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

Deloitte has been engaged by the Committee to serve as our independent registered public accountants for the year ending December 31, 2009. For further information concerning this engagement, see “Proposal 2—Ratification of Selection of Independent Registered Public Accountants.”

Members of the Audit Committee

James Unruh, Chair

Brenda J. Gaines

J. McDonald Williams

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2008	Year Ended December 31, 2007
Audit fees(1)	$3,132,300	$2,913,095
Audit-related fees(2)	1,376,100	669,030
Tax fees(3)	-0-	-0-
All other fees(4)	-0-	-0-

(1)	Audit fees include professional fees paid by us in connection with the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)	Tax fees ordinarily consist of professional fees for tax compliance, tax advice and tax planning. We did not pay any such fees to our independent registered public accountants in either 2008 or 2007.

(4)	All other fees ordinarily consist of fees for various advisory services. We did not pay any such fees to our independent registered public accountants in either 2008 or 2007.

The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee has pre-approved all such fees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and included in this Proxy Statement.

Members of the Compensation Committee

Edward A. Kangas, Chair

Brenda J. Gaines

Richard R. Pettingill

J. McDonald Williams

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement. Each of the Named Executive Officers was serving as an executive officer at the end of 2008, other than Mr. Urbanowicz, who resigned as General Counsel on March 6, 2008. Unless otherwise specified, references in this discussion to the Named Executive Officers refer only to Mr. Fetter, Mr. Porter, Dr. Newman, Ms. Fraser and Mr. Ruff. The compensation paid to Mr. Urbanowicz is specifically addressed below in the section of this discussion entitled “Analysis of 2008 Compensation of Our Named Executive Officers—Mr. Urbanowicz.”

Our Compensation Philosophy

Our compensation philosophy is to provide reasonable, competitive compensation packages that enable us to recruit and retain the best possible talent and to align management’s interests with the interests of our shareholders. We design our compensation packages to make us competitive with comparable employers, and we use publicly available comparative data and industry surveys to assist us in making compensation decisions. We generally intend for executive compensation packages to deliver total compensation at the median of peer organization practice, which compensation is comprised of a median mix of salaries, target annual bonuses and long-term incentive grant values. Our annual bonuses and long-term incentives represent at-risk compensation and result in actual realized compensation value only if earned for performance. Company-wide financial, operating and quality goals are the basis for earning annual bonuses, and long-term incentives are earned based on continued employment plus the performance of our stock or attainment of specified financial goals. The more senior an executive is, the greater the percentage of that executive’s compensation that is in these at-risk forms. In light of the decline in our stock price in late 2008 and the performance of our stock thus far in 2009, the value of past awards of equity-related long-term incentives has been substantially reduced. Also, we have made significant reductions in our total executive compensation packages for 2009, as described below.

Objectives of the Company’s Compensation Program

The objectives of our executive compensation program are:

•	To attract and retain the highest possible caliber management team;

•	To reward the achievement of pre-determined company objectives;

•	To reward superior performance;

•	To provide management with incentives to build value; and

•	To align the interests of management with those of our shareholders.

Compensation Policies

The following policies guide the implementation of our executive compensation program:

•	All key compensation decisions are made by the Compensation Committee of our Board of Directors, all of whose members are independent;

•	We position aggregate compensation packages at market median levels for achieving target results;

•	We maintain a pay-for-performance compensation structure;

•	We balance short-term and long-term compensation;

•	We balance fixed and at-risk compensation; and

•	We provide compensation packages that are competitive.

Compensation Environment

During the past several years, Tenet has been in an aggressive turnaround mode of operation. During this time, recruitment and retention have presented us with significant challenges. While cost control is of particular importance to us, it is equally important for us to be able to hire and retain executives with the skills and knowledge to meet the demands of our current operating environment and the goals that we have set for ourselves.

Because of the specific nature of our business, we seek out individuals with experience both in the hospital or healthcare industries and in large public companies. In our current situation, we also recruit individuals with experience facing challenges and demands similar to those we now face as we rebuild the company. These individuals must also satisfy the high standards of ethics and integrity to which we adhere. Because such talent is highly desirable, we must be competitive in attracting and retaining employees at all levels.

The competitive environment in which we operate impacts our approach to compensation. We compete for executives and other key personnel not only with other public companies, within and outside of our industry, but also with not-for-profit hospitals and hospital systems. These not-for-profit competitors may attempt to recruit from our ranks because they know that the experience of our leaders can be beneficial to their businesses. These companies generally have a lower risk profile than we do and can offer a higher level of fixed compensation, often with better benefits, than we offer. When we compete for executives with other public companies, our compensation packages must be competitive with those offered to executives in other companies of comparable size, scope and complexity.

Recent Changes to 2009 Executive Compensation

We experienced a substantial decline in our stock price in late 2008. In response, management announced a set of company-wide cost reduction initiatives, many of which had the effect of reducing the benefits and compensation of the Named Executive Officers. These initiatives include a 50% reduction in our maximum matching contributions with respect to our 2006 Deferred Compensation Plan and 401(k) Retirement Savings Plan.

In addition, the decline in our stock price has had a substantial negative impact on the current market value of past awards of stock options (none of which are in-the-money) and restricted stock units still held by the Named Executive Officers. In 2009, we reduced the grant value of our annual long-term incentive compensation awards to Mr. Fetter, Mr. Porter, Dr. Newman and Ms. Fraser by 34%, 19%, 24% and 27%, respectively, as compared with 2008 awards. The respective grant values for 2008 and 2009 are based, as applicable, on the target value of cash-settled performance units, the grant date market value of restricted stock units and the grant date fair value of stock options determined in accordance with the binomial lattice model described in Note 7 to our consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K.)

For 2009 we also refined the Balanced Scorecard performance measures that we use to determine bonuses under our Annual Incentive Plan, as described below under “Description and Analysis of Our 2008 Compensation Decisions—Performance-Based Bonus.” These refinements include increasing the relative weight of our Cost and Growth “pillar” from 50% to 60% and raising the threshold levels where points are earned under our financial metrics. These changes are intended to generally increase the difficulty of achieving applicable award levels. As a result, we believe our Balanced Scorecard will continue to balance the core drivers of our business (quality, service, people, cost and growth) in a manner appropriate to our situation and our external environment.

Finally, our base salary levels (adjusted for a cash automobile allowance that was eliminated and rolled into base salary for Mr. Porter, Dr. Newman and Ms. Fraser in 2007) have remained the same since 2005, in the case of Mr. Fetter, or the date the officer assumed his or her current role, in the case of Mr. Porter, Dr. Newman, Ms. Fraser and Mr. Ruff. (Mr. Fetter’s salary was last adjusted in 2005, Mr Porter and Ms. Fraser were hired in 2006, Dr. Newman was promoted in 2007 and Mr. Ruff was promoted in 2008.)

Role of the Compensation Committee

The Compensation Committee of our Board of Directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and certain other senior officers of the company. Each member of the Compensation Committee is an independent non-employee director. The Compensation Committee as a matter of practice generally informs and consults with the independent members of the Board on its compensation decisions regarding senior management. The Committee also considers the Chief Executive Officer’s recommendations in determining the compensation of the other Named Executive Officers. The Committee’s discussions and decisions regarding compensation of our Named Executive Officers are generally made outside the presence of these officers except that the Chief Executive Officer and the Senior Vice President of Human Resources may participate in discussions regarding the compensation of the other Named Executive Officers. (Please see page 31 regarding the participation of Ms. Fraser in compensation matters during 2008.) The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended compensation plans, and the specifics of the Balanced Scorecard performance measurement system described below.

Independent Outside Compensation Consultant

The Committee retains an independent outside consultant, Frederic W. Cook and Co. (“FW Cook”), to assist it by researching market compensation and advising the Committee on executive compensation decisions and plan design. FW Cook does not provide services to us other than those related to compensation. Services provided directly to management by FW Cook on behalf of the Compensation Committee include the following:

•	assisting our Compensation Department in the development and/or analysis of proposed compensation plans or plan amendments;

•	the compilation of data on compensation trends and best practices;

•	the analysis or presentation of our compensation data;

•	the development of our peer group for benchmarking purposes; and

•	the computation of change of control severance payout amounts.

Any material information provided to us by FW Cook is presented to the Committee. A representative of FW Cook generally attends meetings of the Compensation Committee.

In 2008, FW Cook provided the Committee with peer company, industry and general public company comparative executive compensation data to assist the Committee in making decisions on executive compensation. FW Cook also assisted us with our development of the 2008 Stock Incentive Plan, which was approved by the company’s shareholders on May 8, 2008. This assistance included consultation with respect to plan design and the determination of the appropriate number of shares available for issuance under the plan. Also in 2008, the Committee asked FW Cook to provide it with market data and suggestions with respect to structuring performance-based long-term compensation. The Committee used this data in approving the grants of cash-settled performance units described below.

Performance Review Process

As part of the annual performance review process, our Chief Executive Officer reviews the performance of each of the other Named Executive Officers. The Compensation Committee reviews the performance of the Chief Executive Officer in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the Board members. In order to maintain the integrity of the review process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual Named Executive Officer’s compensation, those factors are discussed below.

Benchmarking Against Peer Company Compensation

In setting both short-term and long-term compensation, we review comparative data on the compensation practices of peer companies. If information regarding members of our defined peer group is not available or there are insufficient data points, we complement the peer company information with other comparative market data provided to us by the Compensation Committee’s independent compensation consultant. Our executive compensation philosophy is to target our executive compensation at the median or 50th percentile of peer company practice. Occasionally we compensate at a higher comparative level where it is warranted for particular recruitment or retention purposes or for substantially exceeding individual goals. The companies listed below comprise the peer group that we reviewed in 2008 in making compensation determinations.

•	Aetna Inc.

•	CIGNA Corporation

•	Community Health Systems, Inc.

•	Coventry Health Care, Inc.

•	Davita Inc.

•	Express Scripts, Inc.

•	Health Management Associates, Inc.

•	Health Net, Inc.

•	HealthSouth Corporation

•	Humana Inc.

•	Laboratory Corporation of America Holdings

•	Lifepoint Hospitals, Inc.

•	Omnicare, Inc.

•	Quest Diagnostics Incorporated

•	Universal Health Services, Inc.

Manor Care, Inc. was originally included in our peer group, but was removed after it went private shortly after the Committee approved the group.

We developed our peer group based on a set of characteristics that include annual revenues ranging from approximately $2 billion to $30 billion and operations that are classified under the Global Industry Classification System (GICS) code for health care facilities (which is our code), or under the GICS codes for health care services or managed care. Although we refer to the companies listed above as a “peer group,” not all of these companies are hospital companies. Aetna, CIGNA, Coventry, Health Net and Humana are insurance companies. Davita operates kidney treatment centers; Express Scripts provides pharmacy benefit management services; LabCorp and Quest operate clinical laboratories; Omnicare provides geriatric pharmaceutical services. Only Community, Health Management Associates, HealthSouth, Lifepoint and Universal operate hospitals. It is these hospital companies that the Compensation Committee focuses on in making its decisions. However, even these companies do not represent our primary competitors because they operate few hospitals in direct competition with ours. HealthSouth’s focus is rehabilitation services. Community and Lifepoint operate primarily in rural areas or smaller cities, compared to our largely urban locations, and have different business models. Universal’s acute-care hospital operations are smaller than ours. However, we do compete with these hospital companies for executives. The number of publicly held companies operating hospitals is becoming smaller as HCA, Inc. went private in November 2006 and Community acquired Triad Hospitals, Inc. in July 2007. The shrinking number of publicly held hospital companies makes it increasingly difficult for us to compare ourselves to publicly held peer companies.

In order to provide recommendations to the Compensation Committee concerning competitive ranges of all components of 2008 compensation for our senior officers, including the Named Executive Officers, our management engaged a compensation consultant, Towers Perrin, to prepare information concerning the market for executive compensation and compare our executive compensation program against that market. Towers Perrin prepared compensation data from multiple survey sources, reflective of healthcare industry and general industry pay levels for companies of similar revenue size, including the 25th, 50th and 75th percentile market pay data for comparable positions to those of the Named Executive Officers. The survey sources used by Towers Perrin were:

•	2006 Sullivan and Cotter Survey of Manager and Executive Compensation in Hospitals and Health Systems;

•	2007 Mercer Human Resource Consulting IHN Healthcare Provider System Executives and Management Survey;

•	2006 Clark Consulting Healthcare Executive Compensation Survey;

•	2007 Towers Perrin Executive Compensation Database; and

•	2007 Mercer Human Resource Consulting Executive Compensation Survey.

Description and Analysis of Our 2008 Compensation Decisions

We offer a balanced package of compensation, which includes those compensation elements typically paid to senior management in our industry and in large public companies: cash compensation in the form of base salary and an annual performance-based bonus; and equity-based and other long-term incentive compensation. We also offer our executives severance protection and participation in certain retirement plans, in addition to health and welfare benefits plans available to all our employees.

While we have no specific formula for allocating between fixed and at-risk compensation or cash and equity, our executive compensation package is weighted heavily towards at-risk compensation rather than fixed compensation. In 2008, 89% of Mr. Fetter’s target pay opportunity and 75% of the target opportunities of our other Named Executive Officers were at risk, in a combination of a performance-based bonus and long-term incentive compensation, with 76% of Mr. Fetter’s target pay opportunity and 55% of the other Named Executive Officers’ target pay opportunities coming from long-term incentive compensation.

This section describes the fundamental components of our executive compensation packages, the way in which the Compensation Committee makes decisions about each component and the philosophy behind each component. An analysis of the application of these decisions and philosophies to each Named Executive Officer appears below in the section entitled “Analysis of 2008 Compensation of Our Named Executive Officers.”

Salary

Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income designed to attract and retain superior managers. All initial salaries and salary changes for our Named Executive Officers must be approved by the Compensation Committee. The Compensation Committee reviews the base salaries of our Named Executive Officers annually. In conducting its review, the Committee refers to external surveys as discussed above and data presented by management, which are reviewed by the Committee’s independent outside compensation consultant, FW Cook, on executive salary trends for U.S. industry in general, the healthcare industry and our peer group. The Committee also looks at the other elements of each Named Executive Officer’s compensation and compares those elements, and the total compensation package for each officer, with the goal of keeping total direct compensation at approximately the 50th percentile of market, based on peer company data and data for both the healthcare industry and general industry.

The Compensation Committee did not increase the salaries of our Named Executive Officers in 2008, other than Mr. Ruff’s salary in connection with his promotion to General Counsel effective July 28, 2008. The Committee has not increased Mr. Fetter’s salary since 2005. With the exception of a cash automobile allowance that was eliminated and rolled into base salary in 2007, the Committee has not increased any other Named Executive Officer’s salary since such officer assumed his or her current role with the company.

Performance-Based Bonus

“Pay for performance” is an important part of our compensation philosophy. We use a formula-driven approach to determining bonuses, based on performance. The Balanced Scorecard system described in this section has become a key component of our system of measuring and rewarding performance. The system is designed to encourage teamwork in the achievement of common goals.

The Compensation Committee annually determines bonuses, if any, to be paid out under the company’s Annual Incentive Plan (“AIP”), which was most recently re-approved by our shareholders at our annual shareholder meeting in May 2007. Employees at the level of manager and above participate in the AIP. We set bonus targets for AIP participants, other than senior officers (which are discussed below), by segmenting positions into bands and determining an appropriate salary percentage level bonus target for each band. We do this by combining a peer company market analysis with an internal review of the role each position plays in the organization. The minimum award is zero. The maximum possible award is equal to two times the target award for substantially exceeding the performance goals described below. An award of 100% of target will result in total cash compensation at approximately the market median level. The Board of Directors may require the reimbursement to the company of a bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or other misconduct.

The Compensation Committee sets bonus targets for all members of senior management, including our Named Executive Officers. Target awards vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect performance. For 2008 performance, target awards for our Named Executive Officers were set by the Compensation Committee at the following percentages of salary:

Chief Executive Officer:	125%
Chief Operating Officer:	90%
Chief Financial Officer:	90%
Senior Vice President, Human Resources:	60%
(Current) General Counsel:	60%

Upon his promotion to General Counsel in July 2008, Mr. Ruff’s target award was increased from 30% to 60% of salary and his 2008 AIP bonus was prorated between the two target levels in full month increments.

We designed our AIP to motivate management to achieve goals that impact both our short- and long-term financial performance, rather than just annual financial results that may not be sustainable. Specifically, we use a

Balanced Scorecard (“BSC”) for measuring hospital and company performance. Under our formula-driven system, AIP awards are dependent not only on financial metrics like EBITDA and free cash flow, but also other quantitative metrics that relate directly to the quality of the services we provide, the satisfaction of the physicians and patients at our hospitals, and the retention of our employees. We believe that strong performance with respect to these quantitative metrics directly impacts our financial results. For example, improvements in quality contribute to lower medical malpractice expense and higher reimbursement from our commercial payers. In particular, we believe that both governmental and private payers will continue moving toward “pay for quality” and “value-based” pricing and reimbursement models. Also, as a people-intensive business, we recognize that low employee turnover plays a significant role in quality and service, which in turn contributes to customer and physician loyalty, as well as reduced costs of recruiting, overtime and contract employment.

The BSC measures hospital and corporate performance in the following broad categories, which we call “pillars”: Quality, Service, People, Cost and Growth. Each pillar has a discrete weight. Under the 2008 BSC, we weighted the pillars as follows:

Quality:	25%
Service:	10%
People:	15%
Cost and Growth:	50%

For 2008, we established eleven core metrics under the pillars and developed quantitative measurement systems for awarding points according to the achievement of stated goals under each metric. The 2008 BSC metrics were:

Quality:
• Evidence-based medicine (adherence to best practices of evidenced-based medicine)
• Infection control
• Compliance review of admissions for consistency with InterQual criteria (InterQual is an evidence-based medicine system developed by McKesson Corporation and widely used in the healthcare field)

Service:
• Patient satisfaction (based on surveys of patients post-discharge)
• Physician satisfaction (based on annual survey)

People:
• Employee one-year and greater retention
• Employee first year turnover

Cost and Growth:
• EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization and excluding certain earnings, costs and charges as approved by the Compensation Committee)
• Free cash flow (cash flow from continuing operations less capital expenditures and excluding certain cash flows and payments as approved by the Compensation Committee)
• Acute admissions excluding charity, self pay and uninsured admissions
• Outpatient visits

A given number of points can be achieved under each metric. The number of points that can be earned under each metric is based on our current operating goals and strategies. We work with our regional and hospital managers to determine aggressive targets under each metric based on those goals and strategies. The number of points actually earned under a particular metric will be determined by the degree to which the pre-determined goals for that metric are achieved. For some metrics, we have set performance levels that must be achieved before any points can be awarded. For others, we require improvement over prior year results before any points can be awarded. For certain metrics, improvement is not required in cases where performance is consistently exceptionally high at a particular hospital or hospitals.

The total of number of points achieved under all applicable weighted metrics determines a hospital’s aggregate BSC score. A BSC score applicable to the Named Executive Officers and other corporate participants is determined at the corporate level. For some of the measures, corporate results are the average of all hospital results. For 2008, the following metrics were measured separately at individual hospital and corporate levels, rather than just averaging and rolling up results: employee one-year and greater retention; employee first year turnover; EBITDA; free cash flow; acute admissions excluding charity, self pay and uninsured; and outpatient visits. We may change particular metrics, or the weighting of various metrics, from year to year as business objectives warrant, with the approval of the Compensation Committee.

In the first quarter of each year, the Compensation Committee reviews individual hospital and aggregate company performance for the previous year and approves the percentage of target levels at which bonuses, if any, will be paid based on that performance. The percentage of target approved by the Committee is based on a correlation between potential BSC scores and target percentages as determined by the Committee at the time that it set the goals for that year. The Committee may change awards in its discretion based on a review of company performance and other factors. Except for downward adjustments, it is the Committee’s general practice to not exercise individual discretion in awarding AIP bonuses to the Named Executive Officers. The Committee also approves the metrics and measurement system to be used for determining AIP awards for the current year’s performance. The Committee then approves corporate targets for all metrics for the current year.

On February 23, 2009, the Compensation Committee set 2008 AIP awards for our Chief Executive Officer at 100% of target and our other Named Executive Officers at 120% of target. These awards were a reduction from the calculated amount of 139% of target under our 2008 BSC, which was achieved through a strong overall performance with respect to our metric targets. In light of the substantial decline in our stock price in late 2008, however, the Committee used its discretion in reducing the bonuses of the Chief Executive Officer and the other Named Executive Officers by 28% and 14%, respectively. The resultant AIP awards are shown in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Long-Term Incentive Compensation

Our objective for long-term incentive compensation is to provide executives an interest that is aligned with that of our shareholders, an incentive to enhance long-term shareholder value and an incentive to remain employed with us. Long-term compensation provides a very beneficial retention and incentive tool as we continue our turnaround.

Over the past several years, like many companies, we have used long-term incentive compensation comprised of stock options, in order to award stock appreciation, and restricted stock units, in order to encourage retention and provide alignment with shareholders. In 2008, we added cash-settled performance units to the mix, as discussed below.

We use a market value transfer methodology to determine the aggregate pool of grants of equity compensation available each year. This methodology looks at the annual percentage of market value that peer companies transfer to executives and other personnel, in the aggregate and by position, in granting equity compensation awards.

The Compensation Committee approves the aggregate market value transfer for our equity awards each year. The Committee’s outside compensation consultant provides the Committee with data showing the transfer of market value by peer companies. This data provides the Committee with guidelines for determining the percentage of market value to be transferred, in the aggregate and to individual executives, in equity grants that year. For 2008, the Committee approved an aggregate pool of equity awards equal to 1.16% of market value, measured as a percentage of average market capitalization for the period March 7, 2007 through our March 6, 2008 award grant date. The Committee selected this award level in order to maintain the total compensation of our executives at a median level with respect to our peer group while providing performance and retention incentives.

The Committee also reviews peer company data for each Named Executive Officer with respect to long-term incentive awards. In determining specific award amounts granted to Named Executive Officers other than the Chief Executive Officer, the Committee reviews the Chief Executive Officer’s recommendations, which are based on the peer company data, and then considers other factors it deems relevant, including individual performance. In determining the Chief Executive Officer’s award, the Committee reviews the Chief Executive Officer’s performance and the peer company data in executive session and grants awards as it deems appropriate.

In 2008, the Compensation Committee decided to position long-term incentive awards for Named Executive Officers at a range from the 25th to the 75th percentile of peer company practice. Except for Mr. Ruff, the Named Executive Officers received a portion of the awards in the form of performance units to be settled in cash, a portion delivered in the form of time-vested restricted stock units and a portion delivered in the form of stock options. Mr. Ruff received time-vested restricted stock units in March 2008 and received stock options in connection with his promotion to General Counsel in July 2008.

The Compensation Committee believes that it is critical for the executive compensation program to provide continuous performance and retention incentives. In making its decisions regarding awards, the Committee considered several factors, including the fact that the company’s stock price performance has not been sufficient to deliver more than a small fraction of the grant date values of past long-term incentive awards to the Named Executive Officers. Although this was the intended result in the event of declines in our stock price, the Committee also considered the limited retentive value of previous equity awards. For example, no outstanding employee stock options granted prior to 2009 have any current in-the-money value, and the value of previously granted restricted stock units has dropped significantly since prior grants were made. The inclusion of options in our 2008 equity awards ensured that above-market equity compensation (i.e., compensation above the 50th percentile of market median) would be earned only if there is an increase in our stock price.

A portion of the restricted stock units granted to Mr. Fetter, Dr. Newman and Mr. Porter in 2008 related to 2007 bonus payouts under our AIP. As reported in our 2008 Proxy Statement, the Compensation Committee set 2007 AIP awards for these executives at 137.5% of target. However, the 2007 AIP payout schedule for these executives was more “leveraged” than that for other corporate participants and was designed to result in lower payouts for low BSC performance and higher payouts for high BSC performance. Consequently, the 2007 BSC result for these executives exceeded the 137.5% of target result for other corporate AIP participants. In setting 2007 AIP awards, the Committee reduced the payout to these executives to 137.5% of target and offset the reduction with grants of stock-settled restricted stock units in order to enhance retention and performance incentives for these executives.

Cash-Settled Performance Units

In 2008, a portion of the awards granted to our Chief Executive Officer and other Named Executive Officers consisted of performance unit awards to be settled in cash (referred to as the 2008 performance cash program) in order to tie executive compensation to the company’s future financial performance. The awards were made under our 2001 Stock Incentive Plan before the 2008 Stock Incentive Plan became effective and the cash settlement feature was intended to help conserve the limited number of shares then available for issuance under the 2001 Stock Incentive Plan.

The performance unit awards vest and are paid at the end of a three-year performance period, subject to the attainment of certain performance criteria. Once the awards vest, payouts range from zero to 200% of the target amount of cash granted in the awards, based on performance metrics tied to:

•	free cash flow (defined as cash provided by operating activities less cash used for investing activities); and

•

return on invested capital, or ROIC (defined as income from continuing operations before interest expense divided by the sum of net debt and book shareholder’s equity, each adjusted for the capitalization of leases and impairments).

The Committee selected the free cash flow metric in order to incentivize cash generation from all sources, including working capital improvements and sound portfolio decisions with respect to our assets. The Committee selected the ROIC metric because achieving a high return on capital is critical for our long-term success. A threshold, target and maximum level of performance is defined for each metric with respect to each year of the three-year performance period, with the threshold level paying at 0% of the total available payout for that metric and the applicable measurement year, the target level paying at 100% and the maximum level paying at 200%. Achievement of performance levels is determined by reference to our financial statements.

The first year of the 2008 performance cash program was the year ended December 31, 2008. For purposes of determining the ultimate payout amount of an award, target achievement of the applicable goals is weighted at 25% for each of the first and second years, and at 50% for the third year. With respect to each year, achievement of each of the annual free cash flow and ROIC goals is weighted equally at 50%. The Compensation Committee has discretion to adjust performance goals to account for certain acquisitions and divestitures.

In 2008, we achieved the applicable free cash flow and ROIC goals at the maximum performance measures, which were established at negative $301 million and 7.4%, respectively. The maximum payout corresponds to a 200% payout percentage for the 2008 measurement year, which year is weighted at 25% of the total performance period. Therefore, if and when the awards vest, the amount of the payout attributable to 2008 will be 50% of the amount of cash granted in the awards.

Equity Grant Timing and Stock Option Exercise Prices

Annual equity grants to our Named Executive Officers are made by the Compensation Committee during the first quarter of each year. The date of any annual equity grants has historically been the date on which the Compensation Committee approves the grant, or the date of the next previously scheduled meeting of the Board of Directors if the Committee decides to seek Board ratification of its approval. Grants may also be made at the time of hiring or promotion. These grants, and other grants that might be made outside of the annual grant process, are also made by the Compensation Committee. Under a policy adopted by the Compensation Committee in 2006, the grant date for any grant made to a newly hired executive is the last trading day of the month of hire. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the next preceding trading day if the date of grant is a non-trading day. In 2009, the Compensation Committee revised its practices so that future equity grants, including grants to the Named Executive Officers, along with other compensation decisions, are fully effective at the time of the Compensation Committee action without ratification by the Board of Directors; however, the Committee will continue its practice of generally informing and consulting with the independent members of the Board on its compensation decisions regarding senior management.

We have no program, plan or practice to select option grant dates for our executive officers in coordination with the release of material non-public information.

Stock Ownership and Stock Option Exercise/Restricted Stock Unit Vesting Retention Guidelines

Our Board of Directors has adopted stock ownership and stock option exercise retention guidelines for our directors and all company officers with the title of Senior Vice President or above, in order to further align the personal interests of our directors and senior officers with those of our shareholders. The ownership guidelines must be met within five years from the date on which an individual becomes a senior officer.

The stock ownership guidelines require each senior officer to own shares of our stock with a value equal to the following multiples of his or her base salary:

Title	Multiple of Base Salary
Chief Executive Officer	5x
President	4x
Executive Vice President and others above Senior Vice President	2x
Senior Vice President	1x

The Nominating and Corporate Governance Committee of our Board of Directors has determined that the following types of holdings shall satisfy the ownership requirement guidelines: (i) all shares owned (however acquired, including shares acquired through the Employee Stock Purchase Plan); (ii) deferred compensation invested in Tenet stock units under our deferred compensation plans; and (iii) unvested restricted stock units granted under our stock incentive plans. Options do not satisfy the ownership guidelines.

The Board has also adopted stock retention guidelines that require all directors and senior officers who have not satisfied the stock ownership guidelines to hold for at least one year all the “net shares” received upon the exercise of stock options or vesting of restricted stock units. For this purpose, “net shares” means the number of shares obtained by exercising the option or upon restricted stock unit vesting, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise or vesting.

All Named Executive Officers other than Mr. Fetter are in compliance with the guidelines. All Named Executive Officers were in compliance until November 2008, when we experienced a substantial decline in our stock price.

Perquisites

Automobile Allowance; Personal Use of Business Aircraft

In 2008, our Chief Executive Officer received an automobile allowance of $24,200. We believe this benefit is common among Chief Executive Officers at similarly situated companies. However, we eliminated the allowance effective March 1, 2009 in connection with our company-wide cost reduction initiatives.

Tenet owns one aircraft and holds an 18.75% undivided interest in a second aircraft through a fractional ownership program. The reason for our ownership of these aircraft has been to enable our executive officers and directors to fly more efficiently between our business locations, and to and from other locations for business purposes, in a manner that enables them to conduct business in privacy while traveling. The Company is currently marketing its owned aircraft for sale.

Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use the company’s aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining these aircraft.

Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year and may elect to reimburse us for any personal use of our aircraft at any time. The incremental cost of his use, which we disclose as a perquisite in the Summary Compensation Table, is reduced dollar-for-dollar by any amounts Mr. Fetter reimburses us. In 2008, Mr. Fetter’s personal use of the corporate aircraft totaled 44.3 hours.

Other Perquisites

We do not provide our Named Executive Officers with personal benefits such as country club memberships, company car and/or driver, home security systems or housekeeping, personal financial planning assistance or similar perquisites.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides our Named Executive Officers (and certain other officers) with retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following retirement and the attainment of age 65. The benefit amount is based on the executive’s years of service and earnings. Benefits under the SERP are secured by certain trusts, as described under “Benefit Plan Trusts” on page 52.

Our SERP has been in place since 1984. It is similar to the types of defined benefit retirement plans that other large companies maintain for their senior executives. We continue this benefit because it is customary for executives at higher levels and offering such a benefit is necessary for recruiting and retaining qualified executives, particularly those at senior executive levels in advanced stages of their careers. Additional information regarding benefits calculation and other terms of the SERP is provided in the narrative discussion following the Pension Benefits Table on page 43.

Executive Severance Plan

In 2006, we adopted the Tenet Executive Severance Plan (“ESP”), which is applicable to our Named Executive Officers, certain other members of senior management and certain other officers of the company, including hospital chief executive officers. The terms of the ESP were approved by the Compensation Committee after consultation with its independent compensation consultant.

The ESP provides a consistent level of cash severance payments and other benefits to officers with the same title. The ESP also contains tax gross-up provisions that may apply in the event of a change of control of the company or in the event that amounts payable under the ESP are subject to excise taxes under Section 409A of the Internal Revenue Code. These gross-up provisions are designed to provide ESP participants with the benefits promised under the ESP had the excise tax not been applicable (i.e., to make participants whole). We believe the level of benefits provided under the ESP is reasonable. Benefits under the ESP are predictable to current and future executives, as well as to our shareholders. Such benefits are secured by certain trusts, as described under “Benefit Plan Trusts” on page 52.

The ESP is intended to continue the company’s practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards. Severance benefits for our executives reflect the fact that it can be difficult for someone in an advanced position to find a new job within a reasonably short period of time.

Each of the Named Executive Officers participates in the ESP. The severance periods for the company’s Named Executive Officers under its ESP were determined by the Compensation Committee based on (a) past company practice, (b) competitive data regarding the severance periods in place for executives of similar sized companies provided by the Committee’s independent outside compensation consultant, and (c) the Committee’s analysis of the future financial impact of various severance payout scenarios on each of these executives and on the company.

Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

A more detailed description of the ESP begins on page 50.

Deferred Compensation Plans

Under our deferred compensation plans, our Named Executive Officers, directors and other eligible employees (those at the manager level and above) may defer all or a portion of their compensation paid during a given calendar year. Benefits under the deferred compensation plans are secured by certain trusts, as described under “Benefit Plan Trusts” on page 52. The purpose of these plans is to enable highly paid employees to defer the taxable receipt of a portion of their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement.

Each of the Named Executive Officers is eligible to participate in our deferred compensation plans. However, Mr. Fetter and Mr. Porter were the only Named Executive Officers who participated in such plans in 2008. Additional details regarding the deferred compensation plans are set out beginning on page 45.

Analysis of 2008 Compensation of Our Named Executive Officers

Mr. Fetter

The Compensation Committee’s approach to Mr. Fetter’s compensation includes a thorough review of Mr. Fetter’s current compensation and compensation history, as well as competitive data on peer company and general industry compensation of chief executive officers. In reaching its decisions on Mr. Fetter’s compensation, the Committee looks to balance the elements of his compensation package to help it achieve several objectives: first, to provide appropriate incentives for Mr. Fetter to continue to execute on the business strategies the Board believes are creating value for the company and, second, to limit fixed compensation so that Mr. Fetter will realize the majority of his compensation only if and to the extent that the company achieves its internal operational objectives (in the case of annual bonuses and cash-settled performance units) and sees an improvement in its stock price (in the case of options and restricted stock units).

In reviewing Mr. Fetter’s compensation in 2008, the Committee looked at: detailed information on Mr. Fetter’s current compensation structure; Mr. Fetter’s compensation history since November 2002, including, since 2004, a market comparison of the elements and total of his direct compensation; a wealth accumulation analysis; an analysis of competitive long-term incentive values; details on the changing value of Mr. Fetter’s equity holdings since 2004; the value as of February 1, 2008 of his holdings at various theoretical Tenet stock prices; and a competitive analysis of the value of the grants awarded to him in 2006 and 2007. This information enabled the Committee to examine each element of Mr. Fetter’s compensation in light of other elements; to understand the totality of his compensation and changes to his compensation during his tenure as Chief Executive Officer; and to track changes in the value of his prior-year equity grants. This analysis helped the Committee to make decisions on appropriate levels of 2008 compensation.

The Compensation Committee emphasizes incentive compensation and pay-for-performance in Mr. Fetter’s compensation package. In light of the company’s financial performance, Mr. Fetter did not receive an increase in his base salary in 2008. In fact, Mr. Fetter’s base salary has not increased since April 2005, when his salary was increased by 2%, consistent with the salary increase received by all our corporate employees at that time.

The Committee emphasizes performance compensation for Mr. Fetter to provide him with an incentive to increase his cash compensation by improving the performance of the company. This year, the Committee awarded performance bonuses to Mr. Fetter and our other Named Executive Officers consistent with the Balanced Scorecard corporate-wide performance results, but with a bonus reduction in response to the decline in our stock price in late 2008. While the 2008 performance results were 139% of the Balanced Scorecard target, the Committee reduced Mr. Fetter’s bonus to reflect a payout at 100% of target, which represented a reduction of 28%, or $525,907. Mr. Fetter’s bonus is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

As described under “Long-Term Incentive Compensation” beginning on page 24 above, we award long-term incentive compensation each year to our Named Executive Officers and other employees eligible to participate in our stock incentive plans. In 2008, annual awards were made under the 2001 Stock Incentive Plan, which was replaced by our 2008 Stock Incentive Plan on May 8, 2008. The awards were made to the Named Executive Officers (other than to Mr. Ruff, whose awards are described below under “Other Named Executive Officers”) in the form of options and restricted stock units, which vest over three years, and cash-settled performance units. The Compensation Committee approved the award of performance units in order to directly tie executive compensation to the company’s future financial performance while conserving the number of shares then available for issuance under the 2001 Stock Incentive Plan. These performance units will vest in three years, subject to the attainment of certain performance criteria as described under “Cash-Settled Performance Units” beginning on page 25 above.

On March 6, 2008, the Committee granted Mr. Fetter 1,667,000 options with an exercise price of $4.94, 423,000 restricted stock units (48,000 of which related to his 2007 bonus payout under our AIP as discussed under “Long-Term Incentive Compensation” beginning on page 24 above) and 1,875,000 cash-settled performance units (each of which has a target value of $1.00). In reaching its decision, the Committee reviewed peer company data provided by its independent outside compensation consultant.

The Compensation Committee did not make any other changes to Mr. Fetter’s compensation in 2008. It was our past practice that all Compensation Committee decisions regarding Mr. Fetter’s compensation were presented to the independent directors of the full Board for approval. However, in 2009 the Compensation Committee revised its practices such that it would generally inform and consult with, but no longer seek ratification from, the full Board on its compensation decisions. In any event, Mr. Fetter is not present during any deliberations regarding his compensation.

Other Named Executive Officers

In 2008, compensation decisions regarding each of our Named Executive Officers other than our Chief Executive Officer were, except as noted below, consistent with the decisions regarding the other Named Executive Officers. These decisions were also, in each case, consistent with the policies and procedures discussed in other sections of this Compensation Discussion and Analysis. For these reasons, we discuss the compensation of all of these Named Executive Officers in this single section.

In reviewing compensation for the Named Executive Officers other than Mr. Fetter in 2008, the Compensation Committee looked at detailed information on their current compensation structures; a market comparison of the value of each of the elements and the aggregate total of each of their direct compensation; and peer company data with respect to equity compensation. This information enabled the Committee to examine each element of each officer’s compensation in light of other elements; to understand each officer’s aggregate compensation; and to compare the officer’s compensation to how officers in similar positions in peer companies are compensated.

In light of the company’s financial performance, none of the Named Executive Officers received any base salary increase in 2008, other than Mr. Ruff in connection with his promotion to General Counsel effective July 28, 2008. Upon Mr. Ruff’s promotion, the Committee set Mr. Ruff’s salary, AIP target award and equity incentive compensation based on an analysis of Mr. Ruff’s qualifications for the General Counsel position, the responsibilities he would be assuming, his salary history within Tenet and salaries of officers with comparable responsibilities in peer companies.

Although the 2008 corporate-wide Balanced Scorecard results were 139% of target, the Committee reduced bonus payouts to Mr. Porter, Dr. Newman, Ms. Fraser and Mr. Ruff to reflect a payout of 120% of target, which represented a reduction of 14%. The bonus amounts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The reduction reflects the Committee’s view that a payout at 139% of target, though earned under the BSC, would not be appropriate given our substantial stock price decline in the fourth quarter of 2008.

In 2008, the Compensation Committee awarded Mr. Porter, Dr. Newman and Ms. Fraser long-term incentive compensation in the form of stock options, time-vested restricted units and cash-settled performance units. Mr. Porter and Dr. Newman received 14,000 and 22,500 restricted stock units, respectively, related to 2007 bonus payouts under our AIP as discussed under “Long-Term Incentive Compensation” beginning on page 24 above. Prior to his promotion in July 2008, Mr. Ruff received an equity grant in the form of restricted stock units, which grant was determined by senior management in accordance with parameters approved by the Committee. Upon his promotion, Mr. Ruff received an additional equity grant in the form of stock options under the 2008 Stock Incentive Plan. All 2008 grants to Named Executive Officers are shown in the Grants of Plan-Based Awards Table on page 37.

The number of options and units awarded was based on an analysis of the value of equity grants of our peer companies and surveys of healthcare and general industry grant levels to executives in comparable positions. Other than the restricted stock units awarded to Mr. Porter and Dr. Newman in connection with 2007 bonus payouts under our AIP, one-half of the value of the awards to Mr. Porter, Dr. Newman and Ms. Fraser was delivered in the form of stock options, one-quarter in the form of time-vested restricted stock units, and one-quarter in the form of cash-settled performance units that vest over three years subject to the attainment of certain financial criteria as described under “Long-Term Incentive Compensation” beginning on page 24 above.

This year, our Senior Vice President of Human Resources, Cathy Fraser, is included as one of our Named Executive Officers. During 2008, Ms. Fraser participated in discussions of executive compensation and was present at Compensation Committee meetings, given her position as head of Human Resources. Ms. Fraser’s participation in compensation discussions and decisions did not impact decisions regarding her compensation, which was determined based on the same policies and procedures applicable to our other Named Executive Officers.

Mr. Urbanowicz

Mr. Urbanowicz resigned as General Counsel in March 2008 and entered into a separation agreement with us under the ESP. Pursuant to the separation agreement and ESP, we paid Mr. Urbanowicz cash severance, accelerated the vesting of certain equity awards and reimbursed certain relocation and legal expenses. The amounts paid to Mr. Urbanowicz under the separation agreement and ESP are listed in the Summary Compensation Table and discussed further under “Separation Agreement” on page 51 below.

Due to his impending departure, the Compensation Committee did not review or change Mr. Urbanowicz’s salary in 2008. Prior to his resignation as General Counsel, the target 2008 AIP award for Mr. Urbanowicz was set at 70% of salary. While eligible for a prorated portion of his earned bonus under the terms of his separation agreement, Mr. Urbanowicz did not receive a bonus for 2008. Mr. Urbanowicz did not receive any equity grants in 2008 and does not participate in our deferred compensation plans. At the end of the severance period, Mr. Urbanowicz will be entitled to a deferred vested benefit under the SERP that will be payable at age 65.

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any of its Named Executive Officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee generally seeks, wherever possible, to structure performance-based compensation, including bonus awards and stock option grants, in a manner intended to satisfy those requirements.

The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us for the years ended December 31, 2008, 2007 and 2006 to our Chief Executive Officer, our Chief Financial Officer, our three most highly compensated other executive officers during 2008, plus one executive who resigned during 2008 (collectively, the “Named Executive Officers”). Additional information concerning our Named Executive Officers’ compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 17.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total ($)(8)
Trevor Fetter	2008	1,081,000	-0-		3,654,093	2,773,161	2,288,750	1,402,826	(9)	231,066	11,430,896
Chief Executive Officer and President	2007	1,081,000	-0-		3,882,209	3,039,074	1,857,969	487,430	(10)	203,862	10,558,294
	2006	1,081,000	-0-		3,575,916	3,047,957	1,051,340	389,894	(11)	276,596	9,422,703

Biggs C. Porter	2008	568,100	100,000	(12)	1,226,868	443,264	763,548	268,521		37,572	3,407,873
Chief Financial Officer	2007	554,177	100,000	(12)	1,087,365	245,625	533,730	178,446		41,661	2,747,754
	2006	306,731	100,000	(12)	523,584	98,397	210,000	-0-		217,373	1,456,085

Stephen L. Newman, M.D.	2008	720,800	-0-		953,704	609,177	1,028,464	900,054		20,821	4,233,020
Chief Operating Officer(13)	2007	701,434	-0-		832,750	342,238	872,685	324,026		325,710	3,405,593

Cathy Fraser	2008	342,300	-0-		179,672	131,383	308,956	73,663		9,766	1,045,740
Senior Vice President, Human Resources(13)	2007	332,838	-0-		130,184	50,978	251,888	44,391		12,313	829,342

Gary Ruff	2008	294,042	-0-		79,039	27,108	172,082	149,908		8,132	730,311
Senior Vice President, General Counsel and Secretary(14)

E. Peter Urbanowicz	2008	128,074	-0-		1,330,193	390,100	-0-	-0-		886,970	2,735,337
Former General Counsel and Secretary(15)	2007	554,177	-0-		933,757	643,743	-0-	27,227		20,549	2,179,453
	2006	496,154	-0-		521,693	858,332	297,754	74,597	(16)	34,385	2,282,915

(1)	Includes amounts deferred at the election of the executive under our 401(k) Retirement Savings Plan (the “401(k) Plan”) and, for certain Named Executive Officers, under the 2006 DCP. For information with respect to amounts deferred under the 2006 DCP, see the table and related discussion under “Nonqualified Deferred Compensation” on page 44.

(2)	Values in this column represent the amounts expensed by us in each year shown for portions of awards granted in those years and portions of awards granted in prior years. These amounts do not represent the intrinsic or market value of the awards on the dates of grant, at year end or at present. For market values of all outstanding options and restricted stock units at December 31, 2008, please see the table entitled Outstanding Equity Awards on page 41.

We account for the cost of stock-based compensation using the fair-value method required by SFAS 123(R), under which the cost of restricted stock unit grants, stock option grants and other equity incentive awards to employees and directors is measured by the fair value of the awards on their grant date and is recognized over the requisite service periods of the awards, whether or not the awards had any intrinsic value during the period. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with SFAS 123(R) of awards granted under our stock incentive plans and include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts with respect to stock option grants are included in Note 7 to our consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Estimates—Accounting for Stock-Based Compensation” in the Form 10-K. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant.

(3)	To show the reduction in value of the unvested restricted stock awards made to the Named Executive Officers in 2006, 2007 and 2008 due to the late 2008 decline in the company’s stock price, the table below sets forth (i) the grant date fair value of each award using the NYSE closing price of our common stock on the grant date and (ii) the value of such awards on December 31, 2008 using the NYSE closing price of $1.15 per share of our common stock on such date. The table does not include certain awards of performance-based restricted stock units that were made in 2007, the market values of which are set forth in the Outstanding Equity Awards Table on page 41.

Market Value of Unvested Stock Awards at Year End (Supplemental Table)

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Grant Date Share Price ($)	Grant Date Fair Value ($)	12/31/08 Market Value ($1.15 per share) ($)	Increase (Reduction) in Value from Grant Date to 12/31/08 ($)
Fetter	2/22/06	202,939	7.93	1,609,306	233,380	(1,375,926)
	3/6/08	423,000	4.94	2,089,620	486,450	(1,603,170)
Total values				$3,698,926	$719,830	$(2,979,096)

Porter	6/5/06	115,667	7.76	897,576	133,017	(764,559)
	3/1/07	33,334	6.60	220,004	38,334	(181,670)
	3/6/08	74,000	4.94	365,560	85,100	(280,460)
Total values				$1,483,140	$256,451	$(1,226,689)

Newman	2/22/06	18,334	7.93	145,389	21,084	(124,305)
	1/1/07	33,600	7.14	239,904	38,640	(201,264)
	3/1/07	40,000	6.60	264,000	46,000	(218,000)
	3/6/08	122,500	4.94	605,150	140,875	(464,275)
Total values				$1,254,443	$246,599	$(1,007,844)

Fraser	9/29/06	6,667	8.14	54,269	7,667	(46,602)
	3/1/07	13,334	6.60	88,004	15,334	(72,670)
	3/6/08	25,000	4.94	123,500	28,750	(94,750)
Total values				$265,773	$51,751	$(214,022)

Ruff	2/22/06	2,857	7.93	22,656	3,286	(19,370)
	3/1/07	6,667	6.60	44,002	7,667	(36,335)
	3/6/08	15,100	4.94	74,594	17,365	(57,229)
Total values				$141,252	$28,318	$(112,934)

Urbanowicz	—	—	—	—	—	—

Total values				—	—	—

(4)	We experienced a substantial decline in our stock price in late 2008 that significantly reduced the value of the stock option awards made to our Named Executive Officers in 2008. In particular, all stock options held by our Named Executive Officers were out-of-the money on December 31, 2008, that is, they had an exercise price greater than the market price per share of our common stock on that date. The following table sets forth the fair value of the stock options at year end, determined in accordance with the binomial lattice model using various current assumptions, the NYSE closing price of $1.15 per share of our common stock on December 31, 2008 and the exercise price shown for each option.

Binomial Value of Unexercised Stock Options at Year End (Supplemental Table)

Name	Grant Date	Total Shares Unexercised	Exercise Price ($)	Grant Date Fair Value per Share ($)	Grant Date Fair Value ($)	Updated Fair Value per Share as of 12/31/08 ($)*	Updated Fair Value as of 12/31/08 ($)	Increase (Reduction) in Fair Value from Grant Date to 12/31/08 ($)
Fetter	7/28/99	25,000	11.125	9.39	234,750	-0-	-0-	(234,750)
	11/7/02	450,000	27.95	13.20	5,940,000	-0-	-0-	(5,940,000)
	9/15/03	350,000	14.98	8.12	2,842,000	0.03	10,500	(2,831,500)
	3/4/04	469,333	12.01	5.55	2,604,798	0.06	28,160	(2,576,638)
	2/17/05	469,333	10.63	4.87	2,285,652	0.11	51,627	(2,234,025)
	2/22/06	731,697	7.93	3.48	2,546,306	0.19	139,022	(2,407,284)
	3/1/07	728,000	6.60	2.77	2,016,560	0.27	196,560	(1,820,000)
	3/6/08	1,667,000	4.94	2.43	4,050,810	0.37	616,790	(3,434,020)
Total values					$22,520,876		$1,042,659	$(21,478,217)

Porter	6/5/06	144,583	7.76	3.50	506,041	0.21	30,362	(475,679)
	3/1/07	100,000	6.60	2.77	277,000	0.27	27,000	(250,000)
	3/6/08	270,000	4.94	2.43	656,100	0.37	99,900	(556,200)
Total values					$1,439,141		$157,262	$(1,281,879)

Newman	7/28/99	17,700	11.125	7.63	135,051	-0-	-0-	(135,051)
	3/3/04	66,666	12.01	4.74	315,997	0.06	4,000	(311,997)
	2/16/05	60,000	10.52	3.81	228,600	0.11	6,600	(222,000)
	2/22/06	55,000	7.93	2.89	158,950	0.19	10,450	(148,500)
	3/1/07	140,000	6.60	2.77	387,800	0.27	37,800	(350,000)
	3/6/08	450,000	4.94	2.43	1,093,500	0.37	166,500	(927,000)
Total values					$2,319,898		$225,350	$(2,094,548)

Fraser	9/29/06 3/1/07 3/6/08	20,000 40,000 110,000	8.14 6.60 4.94	3.03 2.77 2.43	60,600 110,800 267,300	0.22 0.27 0.37	4,400 10,800 40,700	(56,200 (100,000 (226,600	) ) )
Total values					$438,700		$55,900	$(382,800)

Ruff	7/28/99	6,000	11.125	7.63	45,780	-0-	-0-	(45,780)
	3/03/04	13,333	12.01	4.74	63,198	0.06	800	(62,398)
	2/16/05	14,167	10.52	3.81	53,976	0.11	1,558	(52,418)
	2/22/06	8,571	7.93	2.89	24,770	0.19	1,628	(23,142)
	7/28/08	40,000	5.67	2.82	112,800	0.36	14,400	(98,400)
Total values					$300,524		$18,386	$(282,138)

Urbanowicz	12/22/03	125,000	15.68	7.60	950,000	0.03	3,750	(946,250)
	3/3/04	133,333	12.01	5.55	739,998	0.06	8,000	(731,998)
	2/16/05	133,333	10.52	3.81	507,999	0.11	14,667	(493,332)
	2/22/06	130,000	7.93	3.48	452,400	0.19	24,700	(427,700)
	3/1/07	100,000	6.60	2.77	277,000	0.27	27,000	(250,000)
Total values					$2,927,397		$78,117	$(2,849,280)

*	Determined in accordance with the binomial lattice model using various current assumptions, the NYSE closing price of $1.15 per share of our common stock on December 31, 2008 and the exercise price shown for each option.

(5)	This column reflects cash awards under our Annual Incentive Plan in the amounts set forth below. Pursuant to applicable regulations, this column also reflects the future payout amounts set forth below, which are deemed earned in 2008, with respect to cash-settled performance units awarded to certain of the Named Executive Officers in 2008 under our 2001 Stock Incentive Plan; however, subject to certain exceptions relating to a qualifying retirement, termination or change of control, we will not pay such amounts to any of these executives until after the units vest on December 31, 2010 and only if such executive is employed with us on such date.

	Fetter	Porter	Newman	Fraser	Ruff	Urbanowicz
Annual Incentive Plan	$1,351,250	$613,548	$778,464	$246,456	$172,082	$—
Amounts deemed earned with respect to cash-settled performance units	937,500	150,000	250,000	62,500	—	—

Total	$2,288,750	$763,548	$1,028,464	$308,956	$172,082	$—

(6)	The amounts shown for each Named Executive Officer represent the change in the actuarial present value of accumulated benefits under our Supplemental Executive Retirement Plan (SERP). Unless otherwise indicated, the amounts do not include above-market earnings on deferred compensation.

(7)	Amounts shown in this column for 2008 include the following:

	Fetter	Porter	Newman	Fraser	Ruff	Urbanowicz
Automobile allowance	$24,200	—	—	—	—	—
Premiums for long-term disability and survivor benefit life insurance under our SERP	4,168	4,350	4,560	2,866	1,232	—
Matching contributions under our 401(k) Retirement Savings Plan	6,900	6,900	6,900	6,900	6,900	3,842
Matching contributions under our 2006 Deferred Compensation Plan	83,002	26,155	—	—	—	—
Severance payments	—	—	—	—	—	761,472
Personal use of company aircraft*	112,796	167	9,361	—	—	—
Reimbursement to executive or payment to third parties of relocation expenses	—	—	—	—	—	94,525
Tax gross-up on reimbursement of relocation expenses	—	—	—	—	—	7,131
Reimbursement of legal expenses	—	—	—	—	—	20,000

Total	$231,066	$37,572	$20,821	$9,766	$8,132	$886,970

*	Amounts shown in this row represent the incremental costs associated with the personal use of our aircraft. We calculate incremental costs based on a methodology that sums: (i) an average price for fuel, oil and additives per hour of flight time multiplied by the actual flight hours for the flight; (ii) hangar and aircraft parking expenses away from the aircraft’s home base; (iii) customs and handling charges; (iv) flight planning weather services; (v) landing fees; (vi) average engine and auxiliary power unit (“APU”) accrual expenses per hour of flight time multiplied by the actual flight hours for the flight; (vii) passenger catering and ground transportation; (viii) total crew expenses (including meals, hotels and transportation); and (ix) other charges, including fees for any contract crew members and variable fees related to the use of our fractional jet interest. Because our aircraft are used primarily for business travel, our incremental cost calculations exclude fixed costs that do not change based on usage, such as pilots’ salaries, the purchase or lease costs of the aircraft, management fees related to our fractional jet interest, home-base hangar costs and maintenance fees (except with respect to the engine and APU accrual expenses described above). Incremental costs do not include any potential disallowed tax deduction (approximately $355,436 for 2008) for the expenses we incur in connection with non-business use of our aircraft.

(8)	This column reflects the sum of all the columns (the Salary, Bonus, Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation columns) of the Summary Compensation Table.

The table below includes the same amounts as the Salary, Bonus, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation columns of the Summary Compensation Table for 2008, but values stock awards and option awards for 2008 differently, as explained in the footnotes to the table. This table is intended to provide additional, supplemental compensation disclosure and is not a replacement for the Summary Compensation Table.

2008 Total Compensation Using Alternative Valuation of Stock and Option Awards (Supplemental Table)

Name	Salary ($)	Bonus ($)	Market Value of Stock Awards as of 12/31/08 ($)*	Updated Option Grant Fair Value as of 12/31/08 ($)**	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Fetter	1,081,000	-0-	486,450	616,790	2,288,750	1,402,826	231,066	6,106,882
Porter	568,100	100,000	85,100	99,900	763,548	268,521	37,572	1,922,741
Newman	720,800	-0-	140,875	166,500	1,028,464	900,054	20,821	2,977,514
Fraser	342,300	-0-	28,750	40,700	308,956	73,663	9,766	804,135
Ruff	294,042	-0-	17,365	14,400	172,082	149,908	8,132	655,929
Urbanowicz	128,074	-0-	-0-	-0-	-0-	-0-	886,970	1,015,044

*	All stock awards consisted of restricted stock units. Values in this column reflect the market value at year end of the restricted stock units granted in 2008, using the NYSE closing price of $1.15 per share of our common stock on December 31, 2008, instead of the amortization of the grant date fair values of stock awards granted in 2008 and in prior years, in accordance with SFAS 123(R) for financial statement purposes, as discussed in footnote 3 above.

**	Values in this column reflect the fair values of the 2008 option awards at year end, instead of the amortization of the grant date fair values of option awards granted in 2008 and in prior years, in accordance with SFAS 123(R) for financial statement purposes, as shown under footnote 4 above.

(9)	Amount represents the change in the actuarial present value of Mr. Fetter’s accumulated benefits during 2008 under the SERP. In addition to the effects of a one-year increase in age and service credit under the SERP, a substantial portion of the increase shown for 2008 is attributable to (i) Mr. Fetter’s service in his current role as Chief Executive Officer for the entire 60-month period over which Mr. Fetter’s earnings are averaged in the benefit formula (unlike computations for prior years, which included Mr. Fetter’s lower earnings prior to his September 2003 promotion to Chief Executive Officer) and (ii) an actuarially required decrease in the discount rate used in our computations from 6.25% for 2007 to 5.75% for 2008.

(10)	Amount includes $484,448, representing the change in the actuarial present value of Mr. Fetter’s accumulated benefits during 2007 under the SERP, and $2,982 representing the above-market portion of interest earned on compensation deferred under our deferred compensation plans.

(11)	The aggregate amount includes a corrected amount of $388,590, representing the change in the actuarial present value of Mr. Fetter’s accumulated benefits during 2006 under the SERP, and a corrected amount of $1,304, representing the above-market portion of interest earned on compensation deferred under our deferred compensation plans.

(12)	Reflects one of three equal installments of a sign-on bonus paid to Mr. Porter pursuant to his offer letter. The installments were paid on the starting date of his employment with the company and on the first and second anniversaries of his starting date.

(13)	Dr. Newman and Ms. Fraser were not Named Executive Officers during 2006. Therefore, no compensation information for 2006 appears in the Summary Compensation Table for these individuals.

(14)	Mr. Ruff was not a Named Executive Officer during 2006 or 2007. Therefore, no compensation information for these years appears in the Summary Compensation Table for Mr. Ruff.

(15)	Mr. Urbanowicz resigned on March 6, 2008.

(16)	Includes a corrected amount of $74,597, representing the change in the actuarial present value of Mr. Urbanowicz’s accumulated benefits during 2006 under the SERP.

Grants of Plan-Based Awards During 2008

The following table sets forth information concerning grants of equity and cash-settled performance units made in 2008 under our stock incentive plans and grants of cash that potentially could have been earned in 2008 under our Annual Incentive Plan. Descriptions of these plans follow the table below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(3)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Fetter		337,812	1,351,250	2,702,500
		-0-	1,875,000	3,750,000
	3/6/08				423,000			2,089,620
	3/6/08					1,667,000	4.94	4,050,810

Porter		127,822	511,290	1,022,580
		-0-	300,000	600,000
	3/6/08				74,000			365,560
	3/6/08					270,000	4.94	656,100

Newman		162,180	648,720	1,297,440
		-0-	500,000	1,000,000
	3/6/08				122,500			605,150
	3/6/08					450,000	4.94	1,093,500

Fraser		51,345	205,380	410,760
		-0-	125,000	250,000
	3/6/08				25,000			123,500
	3/6/08					110,000	4.94	267,300

Ruff		44,106	176,425	352,850
	3/6/08				15,100			74,594
	7/28/08					40,000	5.67	113,200

Urbanowicz(7)		99,418	397,670	795,340	-0-	-0-		-0-

(1)	Amounts shown in the first row of these columns for each Named Executive Officer reflect awards that our Named Executive Officers might have earned during 2008 under our Annual Incentive Plan, dependent upon our 2008 performance. Actual awards earned are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Amounts shown in the second row of these columns for each Named Executive Officer (other than Mr. Ruff) reflect amounts that can be earned at the end of a three-year performance period in connection with the cash-settled performance units awarded to such Named Executive Officers under our 2001 Stock Incentive Plan. Each performance unit is equal in value to $1.00. The performance unit awards vest and are paid in cash at the end of a three-year performance period, subject to the attainment of certain performance criteria and, subject to certain exceptions relating to a qualifying retirement, termination or change of control, the Named Executive Officer’s continued employment with us until such time. A description of the cash-settled performance units appears above under “Cash-Settled Performance Units” beginning on page 25 above. Pursuant to applicable regulations, amounts deemed earned in 2008 with respect to the cash-settled performance units are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)	Mr. Fetter, Mr. Porter, Dr. Newman and Ms. Fraser were granted stock options and restricted stock units on March 6, 2008 under our 2001 Stock Incentive Plan based on the NYSE closing price of $4.94 per share of our common stock. Mr. Ruff was granted restricted stock units on March 6, 2008 under our 2001 Stock
Incentive Plan based on the NYSE closing price of $4.94 per share of our common stock and was granted stock options on July 28, 2008 under our 2008 Stock Incentive Plan based on the NYSE closing price of $5.67 per share of our common stock. Restricted stock units will be settled in shares of our common stock upon vesting.

(4)	All awards in this column are in the form of restricted stock units and vest ratably on each of the first three anniversaries of the grant date.

(5)	All stock options vest ratably on each of the first three anniversaries of the grant date. All stock options granted to the Named Executive Officers during 2008 were out-of-the money on December 31, 2008, that is, they had an exercise price of more than the market price per share of our common stock.

(6)	Computed in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts with respect to stock option grants, including a description of our use of a binomial lattice model, are included in Note 7 to the consolidated financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Estimates—Accounting for Stock-Based Compensation” in the Form 10-K. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant.

We experienced a substantial stock price decline in late 2008 that reduced the value of the stock option and restricted stock awards made to the Named Executive Officers in 2008. In particular, all stock options held by the Named Executive Officers were out-of-the money on December 31, 2008, that is, they had an exercise price greater than the market price per share of our common stock on that date. The following table sets forth (i) the fair value of the stock options at December 31, 2008 determined in accordance with the binomial lattice model, using various current assumptions, the NYSE closing price of $1.15 per share of our common stock on December 31, 2008 and grant date exercise prices of $4.94 for options granted to Mr. Fetter, Mr. Porter, Dr. Newman and Ms. Fraser, and $5.67 for options granted to Mr. Ruff and (ii) the market value of the restricted stock units at December 31, 2008 using the NYSE closing price of $1.15 per share of our common stock on December 31, 2008. Comparison of this table with the Grant Date Fair Value column above reflects the reduction in value of the 2008 stock option and restricted stock unit awards that occurred from the grant dates to year end.

	At December 31, 2008
Name	Stock Option Awards ($)	Restricted Stock Unit Awards ($)
Fetter	616,790	486,450
Porter	99,900	85,100
Newman	166,500	140,875
Fraser	40,700	28,750
Ruff	14,400	17,365
Urbanowicz	-0-	-0-

(7)	Under his separation agreement, Mr. Urbanowicz was eligible for a prorated award in 2008 under our Annual Incentive Plan. Based on his March 6, 2008 resignation date, the actual amounts that potentially could have been awarded were 18% of the amounts shown. However, as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, Mr. Urbanowicz did not receive an award.

2008 Stock Incentive Plan

The 2008 Stock Incentive Plan was approved by our shareholders on May 8, 2008 and replaces our 2001 Stock Incentive Plan. The 2008 Stock Incentive Plan promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain management level employees and directors who possess the training, experience and ability necessary to the success of the company. This is accomplished by annual grants of equity-based and other long-term incentive compensation under the 2008 Stock Incentive Plan, primarily in the form of restricted stock units and stock options.

All of our Named Executive Officers (other than Mr. Urbanowicz) are eligible to participate in our 2008 Stock Incentive Plan. The process used by the Compensation Committee for determining and granting stock incentive plan awards is discussed under “Long-Term Incentive Compensation” beginning on page 24 above.

The 2008 Stock Incentive Plan provides the Compensation Committee with flexibility in determining the terms and conditions of individual awards to be granted under the plan, including those awards granted to our Named Executive Officers. Pursuant to the current form award agreements with respect to stock options and restricted stock units, if a Named Executive Officer dies or becomes totally and permanently disabled while employed by us, the restricted stock units and options granted under the 2008 Stock Incentive Plan will vest and be settled or exercisable in accordance with the terms of the award. If a Named Executive Officer retires while employed by us, the options granted under the 2008 Stock Incentive Plan will vest and be exercisable in accordance with the terms of the award.

Certain restricted stock units and options granted to our Named Executive Officers under the 2008 Stock Incentive Plan may be subject to accelerated vesting if a Named Executive Officer’s employment is terminated “without cause” or terminates for “good reason” or due to a “change of control,” as described under “Executive Severance Plan” beginning on page 50.

In all other instances, if the Named Executive Officer terminates employment prior to the end of the three-year vesting period, all unvested restricted stock units and options will be forfeited.

2001 Stock Incentive Plan

The 2001 Stock Incentive Plan, which was originally approved by our shareholders in 2001, was replaced by our 2008 Stock Incentive Plan, which is described above. However, the annual equity grants and other long-term incentive awards made to our Named Executive Officers in March 2008 were made under the 2001 Stock Incentive Plan and certain equity grants made in prior years remain outstanding under this plan. Effective as of December 31, 2008, the 2001 Stock Incentive Plan was amended in the form of the Fourth Amended and Restated 2001 Stock Incentive Plan to reflect its compliance with the requirements of Section 409A of the Internal Revenue Code.

If a Named Executive Officer retires or becomes totally and permanently disabled while employed by us, the options granted under the 2001 Stock Incentive Plan will continue to vest, be exercisable and expire in accordance with their terms. If the Named Executive Officer dies during his employment, the options granted under the 2001 Stock Incentive Plan will become fully vested and expire three years after the date of death unless by their terms they expire sooner. In the case of any other termination of a Named Executive Officer, all stock options will expire three months thereafter unless by their terms they expire earlier. However, if a Named Executive Officer dies or becomes totally and permanently disabled following his retirement or during the three-month period following a termination of employment, the options will become fully vested and exercisable for a period of one year after the date of death and for the remainder of their original term in the case of total and permanent disability. The maximum term of an option is 10 years from the date of grant.

If a Named Executive Officer retires or becomes totally and permanently disabled, the restricted stock units granted under the 2001 Stock Incentive Plan will continue to vest in accordance with their terms, provided that the Named Executive Officer does not engage in any competitive business with us, and will be settled pursuant to their terms, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. If the Named Executive Officer dies during his employment, the restricted stock units granted under the 2001 Stock Incentive Plan will become fully vested. In the case of any other termination of a Named Executive Officer, all restricted stock units will expire. The maximum vesting period for a restricted stock unit is 10 years from the date of grant.

Under the current form award agreements with respect to cash-settled performance units, if a Named Executive Officer terminates employment due to retirement, disability or death, is terminated “without cause” or terminates for “good reason,” the Named Executive Officer will be entitled to a payout of any earned amounts for all years during the performance period that have been completed at the time of termination and a prorated payout of any earned amounts for any year that has not been completed at the time of termination. The payouts will be made at the end of the entire scheduled performance period. In the case of retirement, payout is conditioned upon the Named Executive Officer’s not engaging in any competitive business with us. In the case of any other termination of a Named Executive Officer, all outstanding performance units (and related payouts) will be forfeited.

Certain restricted stock units and options granted to our Named Executive Officers under the 2001 Stock Incentive Plan may be subject to accelerated vesting if a Named Executive Officer’s employment is terminated “without cause” or terminates for “good reason” or due to a “change of control,” as described under “Executive Severance Plan” beginning on page 50.

Annual Incentive Plan

Each of our Named Executive Officers, like all employees at the level of manager or above, is eligible to participate in our Annual Incentive Plan. The AIP, which was first approved by our shareholders in 2001 and again in 2007, promotes the attainment of our business objectives by basing a portion of an employee’s compensation on his or her performance, the performance of his or her business unit and/or the performance of the company.

Each year, the Compensation Committee establishes performance criteria, sets performance goals and sets target awards under the AIP. In March 2008, criteria, goals and target awards were established under the AIP by the Compensation Committee and, in March 2009, cash awards were paid to our Named Executive Officers for performance during 2008. The amounts paid under the AIP for 2008 are reflected in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. For a more complete description of the AIP, see the discussion of “Performance-Based Bonus” beginning on page 22 above.

Outstanding Equity Awards

The following table sets forth information as of December 31, 2008 with respect to outstanding equity awards granted to each of the Named Executive Officers.

			Option Awards(1)				Stock Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(2)
Fetter	7/28/99		25,000		11.125	7/28/09
	11/7/02		450,000		27.95	11/7/12
	9/15/03		350,000		14.98	9/15/13
	3/4/04		469,333		12.02	3/4/14
	2/17/05		469,333		10.63	2/17/15
	2/22/06		487,798	243,899	7.93	2/22/16	202,939	233,380
	3/1/07		242,666	485,334	6.60	3/1/17				200,000	230,000
	3/6/08			1,667,000	4.94	3/6/18	423,000	486,450
Total values								$719,830			$230,000

Porter	6/5/06		96,388	48,195	7.76	6/5/16	115,667	133,017	(4)
	3/1/07		33,333	66,667	6.60	3/1/17	33,334	38,334		25,000	28,750
	3/6/08			270,000	4.94	3/6/18	74,000	85,100
Total values								$256,451			$28,750

Newman	7/28/99		17,700		11.125	7/28/09
	3/3/04		66,666		12.01	3/3/14
	2/16/05		60,000		10.52	2/16/15
	2/22/06		36,666	18,334	7.93	2/22/16	18,334	21,084
	1/1/07						33,600	38,640
	3/1/07		46,666	93,334	6.60	3/1/17	40,000	46,000		30,000	34,500
	3/6/08			450,000	4.94	3/6/18	122,500	140,875
Total values								$246,599			$34,500

Fraser	9/29/06		13,333	6,667	8.14	9/29/16	6,667	7,667
	3/1/07		13,333	26,667	6.60	3/1/17	13,334	15,334		10,000	11,500
	3/6/08			110,000	4.94	3/6/18	25,000	28,750
Total values								$51,751			$11,500

Ruff	7/28/99		6,000		11.125	7/28/09
	3/03/04		13,333		12.01	3/3/14
	2/16/05		14,167		10.52	2/16/15
	2/22/06		5,714	2,857	7.93	2/22/16	2,857	3,286
	3/1/07				6.60	3/1/17	6,667	7,667
	3/6/08 7/28/08			40,000	4.94 5.67	3/6/18 7/28/18	15,100	17,365
Total values								$28,318

Urbanowicz	12/22/03		125,000		15.68	12/22/13
	3/3/04		133,333		12.01	3/3/14
	2/16/05		133,333		10.52	2/16/15
	2/22/06	(5)	130,000		7.93	2/22/16
	3/1/07	(5)	100,000		6.60	3/1/17				25,000	$28,750
Total values											$28,750

(1)	Except as otherwise noted in the table, all awards vest ratably over a three-year period, commencing on the first anniversary of the date of grant, and have a term of ten years. All stock options held by the Named Executive Officers were out-of-the money on December 31, 2008, that is, they had an exercise price of more than the market price per share of our common stock.

(2)	Based on the NYSE closing price of $1.15 per share of our common stock on December 31, 2008.

(3)

Messrs. Porter, Newman and Urbanowicz and Ms. Fraser received performance-based restricted stock units on March 1, 2007 that are eligible for vesting on December 31, 2009. Mr. Fetter received restricted stock units on March 1, 2007, of which 100,000 units vested on the first anniversary of the grant date (and therefore are not shown in this column) and 100,000 units vest on the second anniversary, with the remainder eligible for vesting on December 31, 2009. The remainder of Mr. Fetter’s award, along with the awards shown in this column to the other Named Executive Officers, will vest on December 31, 2009 only to the extent to which pre-determined price targets of our common stock are met on an absolute basis, calculated based on an average of the closing price per share of our common stock on the NYSE for the last 40 trading days in 2009. The following table shows the payouts and associated price targets:

Absolute Tenet Common Stock Performance	Payout of Target Performance Shares Awarded
$6.75 or less	50%
$8.50	100%
$10.25 or higher	150%

Straight-line interpolation will be applied in determining the payout for performance of our common stock at prices between $6.75 and $8.50 and $8.50 and $10.25. Any restricted stock units not earned will be forfeited. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, performance-based restricted stock units are listed at the threshold number of shares, with the exception of Mr. Fetter, whose threshold number is 300,000 (of which 100,000 are vested as described above and therefore are not shown in this column). The threshold number in each case corresponds with the payout of 50% of the target number of shares awarded listed in the table above.

(4)	A portion of these awards reflects a grant made as a sign-on bonus to Mr. Porter to compensate for stock awards foregone at his previous employer.

(5)	These awards became fully vested under the terms of Mr. Urbanowicz’s separation agreement.

Option Exercises and Stock Vested During 2008

The following table sets forth information concerning restricted stock units that vested to each of the Named Executive Officers during 2008, including the value they realized on such vesting. The values shown do not represent proceeds actually received by the Named Executive Officers, as shares were withheld to cover applicable taxes. None of the Named Executive Officers exercised any options during 2008. All stock options held by the Named Executive Officers were out-of-the money on December 31, 2008, that is, they had an exercise price of more than the market price of our common stock.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Fetter	360,895	1,586,326
Porter	132,333	776,479
Newman	82,879	406,490
Fraser	13,333	69,065
Ruff	10,506	49,599
Urbanowicz(2)	223,890	1,174,283

(1)	The value realized on vesting has been computed by multiplying the number of shares of common stock by the market value of such shares on the vesting date. These amounts represent gain realized on prior-year equity compensation and is not considered 2008 compensation.

(2)	Under Mr. Urbanowicz’s separation agreement, the vesting of 151,668 restricted stock units was accelerated.

Pension Benefits

The following table sets forth information as of December 31, 2008 with respect to our Supplemental Executive Retirement Plan, which provides for payments or other benefits in connection with the retirement of the Named Executive Officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Fetter	SERP	13	4,199,082	-0-
Porter	SERP	2	446,967	-0-
Newman	SERP	9	2,401,779	-0-
Fraser	SERP	2	118,054	-0-
Ruff	SERP	4	149,908	-0-
Urbanowicz	SERP	6	76,077	-0-

(1)	None of the Named Executive Officers has been credited with years of service in excess of his or her actual years of service with the company, other than Mr. Urbanowicz, who resigned in March 2008 (with 4 years of credited service at that time) and will continue to receive service credit during the two and one-half year severance period under his separation agreement.

(2)	Computed as of December 31, 2008, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2008, which are included in our Annual Report on Form 10-K filed with the SEC on February 24, 2009.

(3)	Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2007 and December 31, 2008, using: (i) the assumption that retirement age is age 62, which is the age at which a participant under the SERP may retire or terminate their employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 5.75%.

Supplemental Executive Retirement Plan

The SERP provides our Named Executive Officers (and certain other executives, collectively referred to as “participants”) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 65, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. At retirement, the monthly benefit paid to a participant will be a product of four factors: (i) the participant’s highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with the company up to a maximum of 20 years provided that during the first five years of participation in the SERP partial credit will be given for years of service performed prior to the participant’s enrollment in the SERP; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7% offset for other retirement benefits such as our 401(k) Plan, our deferred compensation plans and Social Security.

A participant in the SERP qualifies for early retirement if, at the time of retirement or termination of employment, the participant meets one of the following requirements, as elected by the participant at the time of enrollment: (i) age 55 with 10 years of service; or (ii) age 62. The monthly SERP benefit is reduced in the event of a participant’s early retirement or termination of employment prior to age 62 by 3.0% for each year early retirement or termination occurs before age 62, subject to a maximum reduction of 21%. Monthly SERP benefits are further reduced, by an additional 3% each year if benefits begin to be paid prior to age 62 as a result of early retirement. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62. None of our Named Executive Officers are presently eligible for early retirement under the SERP.

In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. In addition, participants who were employed by the company on April 1, 1994 will be credited with three additional years of service (with the total years of service not to exceed 20) for purposes of calculating their SERP benefits and such benefits will be calculated based on current base salary and annual cash bonus under our AIP (rather than the highest 60-month average). SERP benefits payable in the event of a termination of employment within two years of a change of control event described in Section 409A of the Internal Revenue Code will commence on the first day of the month following the participant’s termination of employment, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Otherwise any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above. The SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant upon a termination of employment and are contingent upon a change of control in accordance with the rules set forth in Section 280G of the Internal Revenue Code when added to (y) the present value of all other payments that are payable to a participant and are contingent upon a change of control, exceed an amount equal to 299 percent of the participant’s “base amount” as that term is defined in Section 280G of the Internal Revenue Code and provides for the reduction of benefits payable under the SERP to achieve that result.

We do not have a policy with respect to the granting of extra years of credited service under the SERP. The Executive Severance Plan, which was adopted during 2006, provides for the accrual of age and service credit under the SERP for each participant who also participates in the Executive Severance Plan during his or her “severance period.”

We purchased insurance policies on the lives of our Named Executive Officers and certain other participants in the SERP to reimburse us, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants’ retirement (assuming that our original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). In addition, benefits under the SERP are secured by certain trusts, as described under “Benefit Plan Trusts” on page 52. SERP participants also are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant. All of these benefits are fully insured.

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2008 with respect to our deferred compensation plans.

Name	Plan Name		Executive Contributions in Last Fiscal Year ($)(3)	Registrant Contributions in Last Fiscal Year ($)(4)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Fetter	2006 DCP	(1)	83,002	83,002	19,519	(5)	-0-	516,664	(6)
	2001 DCP	(2)	-0-	-0-	(71,659	)(7)	-0-	72,647	(8)

Porter	2006 DCP	(1)	26,155	26,155	(31,572	)(9)	-0-	73,394	(10)

Newman			-0-	-0-	-0-		-0-	-0-

Fraser			-0-	-0-	-0-		-0-	-0-

Ruff			-0-	-0-	-0-		-0-	-0-

Urbanowicz			-0-	-0-	-0-		-0-	-0-

(1)	Represents amounts with respect to our 2006 Deferred Compensation Plan.

(2)	Represents amounts with respect to our 2001 Deferred Compensation Plan.

(3)	Included in the amounts represented as “Salary” in the Summary Compensation Table.

(4)	Included in the amounts represented as “All Other Compensation” in the Summary Compensation Table.

(5)	Represents earnings from amounts invested at an annual rate of interest equal to 1% below the prime rate of interest, which generated an annual return for 2008 of 4.42%. None of this amount includes above-market earnings reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(6)	Includes the following amounts reported as compensation for Mr. Fetter in our Summary Compensation Tables for previous years: $58,461 for salary that Mr. Fetter elected to defer, which was reported in the “Salary” column of such tables; $66,499 for performance bonuses that Mr. Fetter elected to defer, which were reported in the “Non-Equity Incentive Plan Compensation” column of such tables; $124,960 for matching contributions, which were reported in the “All Other Compensation” column of such tables; and $3,444 in above-market interest, which was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of such tables.

(7)	Represents earnings from amounts invested at an annual rate of interest equal to 1% below the prime rate of interest, which generated an annual return for 2008 of 4.54% and earnings from amounts invested in our common stock. None of this amount includes above-market earnings reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(8)	Includes the following amounts reported as compensation for Mr. Fetter in our Summary Compensation Tables for previous years: $46,583 for salary that Mr. Fetter elected to defer, which was reported in the “Salary” column of such tables; $46,583 for matching contributions, which were reported in the “All Other Compensation” column of such tables; and $842 in above-market interest, which was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of such tables.

(9)	Represents earnings from amounts invested in the Fidelity Freedom 2015 Fund.

(10)	Includes the following amounts reported as compensation for Mr. Porter in our Summary Compensation Tables for previous years: $18,125 for salary that Mr. Porter elected to defer, which was reported in the “Salary” column of such tables; $6,300 for performance bonuses that Mr. Porter elected to defer, which were reported in the “Non-Equity Incentive Plan Compensation” column of such tables; and $24,425 for matching contributions, which were reported in the “All Other Compensation” column of such tables.

Deferred Compensation Plans

We maintain two deferred compensation plans: (i) the First Amended and Restated Tenet 2006 Deferred Compensation Plan (“2006 DCP”); and (ii) the Eighth Amended and Restated Tenet 2001 Deferred Compensation Plan (“2001 DCP”). No additional elective deferrals or employer contributions may be made to the 2001 DCP.

The 2006 DCP was adopted in order to comply with the requirements of Section 409A of the Internal Revenue Code. Deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005 are subject to the terms of the 2001 DCP. Deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005 are subject to the terms of the 2006 DCP. All of our Named Executive Officers (other than Mr. Urbanowicz) and non-employee directors are eligible to participate in the 2006 DCP.

Directors and eligible employees (together, “participants”) are permitted to elect to make up to six types of elective deferral contributions (“Deferral Contributions”) to the 2006 DCP:

(i) Basic compensation deferrals of up to 75% of compensation (base salary and certain other cash compensation, but excluding bonuses) for employees and 100% of compensation (retainers, meeting fees and committee fees) for non-employee directors;

(ii) Bonus deferrals of up to 100% of bonus for employees (97% if a supplemental bonus deferral is made as described below);

(iii) Supplemental compensation deferrals of 3% of compensation when the employee reaches certain statutory limits on contributions under our 401(k) Plan;

(iv) Supplemental bonus deferrals of 3% of bonus under the AIP;

(iv) Discretionary compensation deferrals, in a specified dollar or percentage amount of compensation, if authorized by the administrator of the 2006 DCP; and

(v) Restricted stock unit deferrals, of up to 100% of the restricted stock units awarded under our stock incentive plans, if authorized by the administrator of the 2006 DCP.

Prior to January 1, 2009, we made an employer matching contribution to the 2006 DCP equal to 100% of an employee’s supplemental compensation deferrals and/or supplemental bonus deferrals. Effective January 1, 2009, we reduced the amount of our matching contribution by 50%. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect any participant. We did not elect to make any discretionary contributions to the 2006 DCP for 2008. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

Amounts deferred into the 2006 DCP are subject to the rules of the 2006 DCP. Amounts deferred into the 2001 DCP are subject to the rules of the 2001 DCP. The following general statements regarding distributions are subject to the specific provisions of these plans. Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency, in which case participation in the 2006 DCP will be suspended. Distributions may be made in cash or in shares of our common stock, depending upon the participant’s investment elections, as described below. Distributions may be made in the form of a lump sum payment or installments over a one to 15 year period, depending on the value and investment of the participant’s DCP account, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control, as defined in the 2001 DCP.

Participants may request, on a daily basis, any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 1% below the prime rate of interest; (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units. Effective January 1, 2009 we changed the annual rate of interest described in (i) above to 120% of the applicable federal long-term (10-year) interest rate.

As permitted under transition guidance issued under Section 409A of the Internal Revenue Code, we amended the 2006 DCP to allow our directors and Named Executive Officers who had previously elected to invest amounts deferred under the 2006 DCP in stock units to make a one-time irrevocable election prior to December 31, 2008 to receive a distribution of such amounts on a specified date in 2009 or any subsequent year. This distribution election, if made by such a director or Named Executive Officer, would result in a distribution of whole shares of our common stock (with fractional shares in cash), based on the amount of stock units held in his or her 2006 DCP account. Mr. Bush, Ms. Gaines, Mr. Kerrey, Mr. Pettingill and Mr. Unruh were the only directors who made this one time distribution election. None of our Named Executive Officers made the one-time distribution election.

Potential Payments Upon Termination or Change of Control

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2008, given his or her compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $1.15 per share of our common stock on that date. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. A Named Executive Officer’s benefits under our deferred compensation plans will generally be distributed in connection with his termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company’s stock price and the executive’s age.

Death, Disability and Retirement

Upon the death of a Named Executive Officer, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2008, the survivors of the Named Executive Officers would receive the following lump sum cash payments: Fetter, $1,600,000; Porter, $3,873,000; Newman, $2,321,000; Fraser, $2,970,000; Ruff, $2,642,000; and Urbanowicz, $3,500,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

Upon total and permanent disability, a Named Executive Officer (other than Mr. Urbanowicz) would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

For information concerning the effect of a Named Executive Officer’s death, disability and retirement on his or her restricted stock units, stock options and other long-term incentive compensation awards, see the discussions under “2008 Stock Incentive Plan” and “2001 Stock Incentive Plan” beginning on page 38.

Non-Cause Terminations

Each of the Named Executive Officers participates in the ESP and is entitled to certain severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason, in either case including terminations following a change of control of the company. Terminations without cause or by the executive for good reason are referred to as “non-cause” terminations in the table headings below.

As a condition of receiving any severance benefits, a Named Executive Officer will be required to execute a severance agreement and general release that will contain restrictive covenants regarding non-competition, confidentiality, non-disparagement and non-solicitation, as well as a release of claims against us.

The tables set forth below reflect the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A of the Internal Revenue Code) each Named Executive Officer would receive first, upon a non-cause termination unrelated to any change of control and, next, upon a non-cause termination relating to a change of control. Both tables assume that terminations occurred as of

December 31, 2008. Mr. Urbanowicz, who resigned in March 2008, is not included in the tables. The amounts payable to Mr. Urbanowicz under his separation agreement are described under “Separation Agreement” below.

Non-Cause Termination/No Change of Control

Name	Cash Severance ($)(1)(2)	Health and Welfare Benefits ($)(3)	Automobile Allowance ($)(2)	Outplace- ment Services ($)	Additional SERP Benefit ($)(4)	Cash-Settled Performance Units(5)	Accelerated Equity Awards ($)(6)	Excise Tax Reimburse- ments ($)	Total ($)
Fetter(7)	7,296,750	22,344	72,600	25,000	-0-	937,500	949,829	-0-	9,304,023
Porter(8)	2,698,475	38,198	-0-	25,000	-0-	150,000	285,201	-0-	3,196,874
Newman(8)	3,423,800	28,628	-0-	25,000	-0-	250,000	281,099	-0-	4,008,527
Fraser(9)	821,520	11,018	-0-	25,000	-0-	62,500	63,251	-0-	983,289
Ruff(9)	816,000	10,853	-0-	25,000	-0-	-0-	28,318	-0-	880,170

(1)	Represents aggregate salary continuation and target bonus amounts under the AIP.

(2)	To be paid on a bi-weekly basis over the severance period with amounts that do not exceed the 409A Exempt Amount, as defined under the discussion of our Executive Severance Plan below, beginning at termination and any amounts in excess of the 409A Exempt Amount that would have been paid during such six-month period being paid in a lump sum six months following termination as required by Section 409A of the Internal Revenue Code. After such six-month period, the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period.

(3)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(4)	Represents the present value of the additional benefit payable under the SERP in the event of a non-cause termination unrelated to a change of control of the company. The additional SERP benefit amounts do not include those benefits shown in the Pension Benefits Table on page 43 and those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the company. The additional SERP benefit amounts do not include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, but rather are based on all of their years of service to the company as of the termination date and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period. At the end of the applicable severance period, the Named Executive Officer’s SERP benefits would be recalculated to include the age and service credits that accrued during the severance period.

(5)	Under the applicable award agreements, Named Executive Officers are entitled to payment of any earned amounts for all years during the performance period that have been completed at the time of a non-cause termination and a prorated payout of any earned amounts for any year that has not been completed at the time of such termination. The payout will be made at the end of the entire scheduled performance period.

(6)

With respect to Named Executive Officers (other than Ms. Fraser and Mr. Ruff) who formerly participated in the Tenet Executive Severance Protection Plan (the “TESPP”), equity awards under our stock incentive plans (other than performance-based restricted stock units) that have not vested will accelerate and become vested upon a non-cause termination for any termination prior to May 10, 2011. Ms. Fraser and Mr. Ruff will forfeit any non-vested outstanding equity awards (other than performance-based restricted stock units) at termination. Any outstanding performance-based restricted stock unit awards vest in the discretion of the Compensation Committee and are assumed in the amounts shown to vest at threshold levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $1.15 per share of our common stock on December 31, 2008 with respect to restricted stock units. Stock options had no value on that date as they had an exercise price of more than the market price per share of our common stock.

(7)	Based on a severance period of three years under the ESP.

(8)	Based on a severance period of two and one-half years under the ESP.

(9)	Based on a severance period of one and one-half years under the ESP.

Non-Cause Termination/Change of Control

Name	Cash Severance ($)(1)(2)	Health and Welfare Benefits ($)(3)	Automobile Allowance ($)(2)	Outplace- ment Services ($)	Additional SERP Benefit ($)(4)	Cash-Settled Performance Units(5)	Accelerated Equity Awards ($)(6)	Excise Tax Reimburse- ments ($)(7)	Total ($)
Fetter(8)	7,296,750	22,344	72,600	25,000	1,394,565	937,500	949,829	-0-	10,698,588
Porter(8)	3,238,170	45,837	-0-	25,000	111,827	150,000	285,201	-0-	3,856,035
Newman(8)	4,108,560	34,353	-0-	25,000	-0-	250,000	281,099	1,592,039	6,291,051
Fraser(9)	1,095,360	14,690	-0-	25,000	-0-	62,500	63,251	387,400	1,648,201
Ruff(9)	1,088,000	14,470	-0-	25,000	-0-	-0-	28,318	390,930	1,546,718

(1)	Represents aggregate salary continuation and target bonus amounts under the AIP.

(2)	To be paid (i) in a lump sum in the event of a change of control described in Section 409A of the Internal Revenue Code with amounts that do not exceed the 409A Exempt Amount, as defined under the discussion of our Executive Severance Plan below, being paid at termination and the remainder being paid six months following termination, and (ii) on a bi-weekly basis over the severance period with respect to a change of control not described in Section 409A of the Internal Revenue Code with amounts that do not exceed the 409A Exempt Amount beginning at termination and any amounts in excess of the 409A Exempt Amount that would have been paid during such six-month period being paid in a lump sum six months following termination as required by Section 409A of the Internal Revenue Code. After each such six-month period, the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period.

(3)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(4)	Represents the present value of the additional benefit payable under the SERP in the event of a non-cause termination related to a change of control of the company, the amount of which has been capped pursuant to the terms of the SERP to minimize exposure to any 280G Excise Tax. The additional SERP benefit amounts do not include those benefits shown in the Pension Benefits table on page 43 and those benefits would also be payable by reason of a termination related to a change of control of the company. The additional SERP benefit amounts include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, and are based on: (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) with respect to all of the Named Executive Officers except Mr. Ruff, all of their years of service to the company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period; (iii) with respect to Mr. Ruff, because he was employed with the company on April 1, 1994, based on all of his years of service to the company plus three additional years (up to a maximum of 20) and his current base salary and annual cash bonus under our AIP; and (iv) the immediate commencement of SERP benefits without any reduction in benefits for early commencement.

In the event of a change of control of the company without termination of employment, the additional retirement benefits payable under the SERP to the Named Executive Officers (other than Mr. Urbanowicz) would be as follows: Mr. Fetter, $2,780,094; Mr. Porter, $-0-; Dr. Newman, $653,771; Ms. Fraser, $77,267;

and Mr. Ruff, $1,886,101. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the 280G Excise Tax cutback provisions of the SERP are not applicable and (ii) benefits under the SERP do not commence until retirement.

Present value calculations use the assumptions discussed in footnote 3 to the Pension Benefits Table.

(5)	Under the applicable award agreements, Named Executive Officers are entitled to payment of any earned amounts for all years during the performance period that have been completed at the time of a non-cause termination and a prorated payout of any earned amounts for any year that has not been completed at the time of such termination. The payout will be made at the end of the entire scheduled performance period.

(6)	Equity awards under our stock incentive plans that have not vested and are not assumed by the successor to the company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that are not vested and are assumed by the successor to the company will accelerate and become vested upon a non-cause termination in connection with a change of control. Performance-based restricted stock unit awards are assumed to vest at target levels. Amounts reflected have been calculated using the NYSE closing price of $1.15 per share of our common stock on December 31, 2008 with respect to restricted stock units. Stock options had no value on that date as they had an exercise price of more than the market price per share of our common stock.

(7)	Reflects amounts payable with respect to an executive’s 280G Excise Taxes plus all federal, state, and local taxes applicable to the company’s payment of the 280G Excise Tax, including any additional taxes due as a result of such payments.

(8)	Based on a severance period of three years under the ESP.

(9)	Based on a severance period of two years under the ESP.

A “change of control” under our deferred compensation plans, ESP, SERP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) 40% or more of our total assets; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company’s shareholders. This definition of change of control complies with Section 409A of the Internal Revenue Code except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A of the Internal Revenue Code).

Executive Severance Plan

Upon a qualifying termination (i.e., a non-cause termination as described with respect to the tables above), the Named Executive Officers are entitled to receive, during the applicable severance period, the severance pay and benefits as described below. In the case of a qualifying termination that is not related to a change of control, payment of severance pay will begin to be paid to the Named Executive Officer on a bi-weekly basis at termination to the extent it does not exceed the “409A Exempt Amount,” which is the lesser of: (1) two times the executive’s annual compensation for the taxable year before the year in which the separation of service occurs; or (2) two times the compensation limit set for tax-qualified retirement plans under Internal Revenue Code Section 401(a)(17) ($460,000 for 2008). Any amounts in excess of the 409A Exempt Amount will be subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. Upon the expiration of the six-month period, any severance pay in excess of the 409A Exempt Amount that would otherwise have been paid to the Named Executive Officer during such six-month period will be paid in a lump sum and the remaining severance pay will be paid on a bi-weekly basis for the remainder of the severance period. In the case of a qualifying termination that is related to a change of control described in Section 409A of the Internal Revenue Code, payment of severance pay will be made to the Named Executive Officer in a lump sum at termination to the extent it does not exceed the 409A Exempt Amount and the remainder of such severance pay will be paid in a lump sum six months following termination as required by Section 409A of the Internal Revenue Code. In the case of a termination related to a change of control that is not described in Section 409A of the Internal Revenue Code, severance pay will be paid in the same manner as a termination that is not related to a change in control (i.e., bi-weekly). Any six-month delay will cease to apply in the event of the death of the Named Executive Officer.

A Named Executive Officer who incurs a qualifying termination under the ESP will incur a termination of employment for purposes of our 401(k) Plan, 2001 DCP and 2006 DCP, and will be entitled to payment of any benefits under the terms of these plans. If the Named Executive Officer participates in our SERP and his or her SERP benefits become payable during the severance period, the amount of severance pay payable to the executive under the ESP will be reduced by the amount of SERP benefits payable during the severance period, provided that the SERP benefits will be subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code. At the end of the severance period, the Named Executive Officer’s SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The Named Executive Officer’s severance pay will not be considered in calculating his final average earnings under the SERP.

Health and welfare benefits payable under the ESP will be reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period.

Except as described above with respect to former TESPP participants, upon a qualifying termination that is not related to a change of control, as defined above, any equity-based compensation awards granted under the stock incentive plans or any of our prior equity plans that are outstanding and vested as of such termination date will be exercisable or settled pursuant to the terms of the applicable stock incentive plan or other equity plan.

Separation Agreement

On April 30, 2008, we entered into a separation agreement under the ESP with Mr. Urbanowicz, who had resigned on March 6, 2008. Consistent with a qualifying termination under the ESP, we agreed to pay Mr. Urbanowicz severance pay of $2,414,425 to be paid in 61 biweekly installments covering a two and one-half year severance period commencing March 6, 2008. We also agreed to pay Mr. Urbanowicz an additional $533,000 to be paid in 5 quarterly installments commencing in March 2009 and ending in March 2010. Under the terms of the ESP, the vesting dates with respect to certain outstanding equity awards were accelerated such that Mr. Urbanowicz was vested with 43,334 restricted stock units and 43,334 stock options that would have otherwise vested on February 22, 2009; 16,666 restricted stock units and 33,333 stock options that would have otherwise vested on March 1, 2009; and 16,667 restricted stock units and 33,334 stock options that would have otherwise vested on March 1, 2010. We also agreed to accelerate the vesting with respect to 75,000 career restricted stock units that would have otherwise vested on March 1, 2010. Mr. Urbanowicz will continue to hold the unvested performance-based restricted stock units that he received on March 1, 2007, which are shown in the Outstanding Equity Awards Table, which units will vest or be forfeited based on the applicable performance goals as if Mr. Urbanowicz were still employed with us. Under the terms of the applicable award agreement, Mr. Urbanowicz forfeited 225,000 career restricted stock units he received on March 1, 2007. The Committee did not award Mr. Urbanowicz an AIP award for 2007 due to his impending departure. Mr. Urbanowicz was eligible under the terms of the ESP for a prorated earned AIP award for 2008; however, he did not receive an award. Mr. Urbanowicz will receive age and service credit under the SERP for the severance period, such that at the end of the severance period he will be entitled to a deferred vested benefit payable under the SERP at age 65. We also agreed to provide health and welfare benefits in accordance with the ESP and to pay certain relocation and legal expenses. Mr. Urbanowicz is subject to cooperation provisions and, during the severance period, restrictions regarding noncompetition, nonsolicitation, confidentiality and nondisparagement.

Benefit Plan Trusts

We established trusts for the purpose of securing our obligations to make distributions under the 2001 DCP, 2006 DCP, SERP and ESP. As of December 31, 2008, the trust established for the 2001 DCP and 2006 DCP held 2,971,160 shares of our common stock, and the trust established for the SERP held 3,750,000 shares of our common stock and collateral interests in certain real properties. In the event of a change of control, we are required to fund the trust established for the ESP. The trusts, which are “rabbi trusts,” must be funded in an amount that is sufficient, together with all assets then held by the trust, to pay each participant the benefits to which the participant would be entitled as of the date of a change of control. The trustees will make required payments to participants under these plans in the event that we fail to make such payments for any reason other than our insolvency, and may sell the assets of these trusts from time to time to obtain funds for such payments. In the event of our insolvency, the assets of the trusts will be subject to the claims of our general creditors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire 10 years from the date of grant. Most of our restricted stock unit grants vest over a three-year period.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2008.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	31,905,426	$18.48		36,169,637	(1)
Equity compensation plans not approved by security holders(2)(3)	3,033,367	$20.61	(4)	-0-
Total	34,938,793			36,169,637

(1)	Includes 1,725,031 shares remaining for issuance pursuant to the Eighth Amended and Restated 1995 Employee Stock Purchase Plan and 34,444,606 shares remaining for issuance under the 2008 Stock Incentive Plan. All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights continue to reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.5 shares for each share subject to such awards. On February 26, 2009, 21,778,000 of the 34,444,606 shares were awarded through our annual equity compensation process, leaving 12,666,060 shares available for grant under the 2008 Stock Incentive Plan. The 21,778,000 shares awarded consisted of solely of stock options, which reduced the available shares on a 1-for-1 basis.

(2)	Includes deferred compensation invested in 277,732 stock units under our deferred compensation plans payable in common stock and 2,755,635 shares outstanding under the Second Amended and Restated Tenet Healthcare Corporation 1999 Broad-Based Stock Incentive Plan (the “1999 Plan”). The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated.

(3)	During 2000 and 2001, we granted non-qualified stock options to our employees under the 1999 Plan. The 1999 Plan was adopted by our Board in 1999, but it was not submitted to our shareholders for approval. With the approval by our shareholders of our 2001 Stock Incentive Plan at the 2001 annual meeting of shareholders (which 2001 Stock Incentive Plan was subsequently replaced by the 2008 Stock Incentive Plan in May 2008), we discontinued the grant of any additional options under the 1999 Plan. Awards granted under the 1999 Plan vest and may be exercised as determined by the Compensation Committee of the Board. In the event of a change of control, the Compensation Committee may, in its sole discretion, without obtaining shareholder approval, accelerate the vesting or performance periods of those awards. Although the 1999 Plan authorized, in addition to options, the grant of appreciation rights, performance units, restricted stock units and cash bonus awards, only nonqualified stock options were granted under the 1999 Plan.

(4)	Amount shown does not take into account the 277,732 stock units under our deferred compensation plans described in footnote 2 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2008 and through March 16, 2009, we did not enter into any transaction in which a “related person” as defined by SEC rules, including our directors and executive officers and their immediate family members, has a direct or indirect material interest.

Our Standards of Conduct require all employees, including our executive officers, and members of our Board of Directors to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found on page 10. In addition, each director and executive officer is required to file with us, on an annual basis, a Conflict of Interest Disclosure Form, indicating whether or not a conflict of interest may exist. In the event that a related-party transaction is identified through this process or otherwise, our policy is to require that any such transaction be reviewed and approved or ratified by the Board’s Nominating and Corporate Governance Committee, which is comprised entirely of independent directors. We have not adopted standards for approval of related-party transactions, but instead, the Committee reviews these transactions on a case-by-case basis.

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors and each of our Named Executive Officers as of March 16, 2009 (except as otherwise noted). On that date, each of the individuals listed below owned less than 1% of the outstanding shares of our common stock and options exercisable within 60 days of that date; and all of the current directors and executive officers as a group owned 1.7% of the outstanding shares of our common stock and options exercisable within 60 days of that date.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)		Options Exercisable on or Before May 17, 2009
John Ellis Bush	145,802	(3)	-0-
Trevor Fetter	1,232,471	(4)	3,536,362
Cathy Fraser	36,161		76,665
Brenda J. Gaines	126,570	(5)	-0-
Karen M. Garrison	94,105	(6)	-0-
Edward A. Kangas	131,750	(7)	54,867
J. Robert Kerrey	116,415	(8)	36,867
Floyd D. Loop, M.D.	100,131	(9)	113,448
Stephen L. Newman, M.D.	250,071	(10)	442,699
Richard R. Pettingill	132,619	(11)	49,904
Biggs C. Porter	218,192	(12)	253,054
Gary Ruff	35,247		55,404
James A. Unruh	106,051	(13)	41,139
E. Peter Urbanowicz	61,929	(14)	621,666
J. McDonald Williams	217,905	(15)	-0-
Executive officers and directors as a group (16 persons)	3,060,521		5,347,908

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)

As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner’s deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our stock incentive plans. These restricted stock units are settled in shares of our common stock upon termination of service.

(3)	Includes 76,125 restricted stock units granted under our stock incentive plans.

(4)	Includes 10,200 shares held by Mr. Fetter’s spouse, 10,000 shares held in trust and 18,798 stock units representing the value of Mr. Fetter’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans.

(5)	Includes 10,000 shares held in trust and 92,105 restricted stock units granted under our stock incentive plans.

(6)	Includes 92,105 restricted stock units granted under our stock incentive plans.

(7)	Includes 81,750 restricted stock units granted under our stock incentive plans.

(8)	Includes 21,230 stock units representing the value of Mr. Kerrey’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 81,750 restricted stock units granted under our stock incentive plans.

(9)	Includes 18,231 stock units representing the value of Dr. Loop’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 81,750 restricted stock units granted under our stock incentive plans.

(10)	Includes 750 shares held in an Individual Retirement Account.

(11)	Includes 81,750 restricted stock units granted under our stock incentive plans.

(12)	Includes 25,000 shares held in trust.

(13)	Includes 1,256 stock units representing the value of Mr. Unruh’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 81,750 restricted stock units granted under our stock incentive plans.

(14)	Information is as of December 31, 2008 and includes 3,500 shares held in an Individual Retirement Account.

(15)	Includes 92,105 restricted stock units granted under our stock incentive plans.

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of March 16, 2009
FMR LLC. 82 Devonshire Street Boston, MA 02109	61,919,410	(1)	13.0%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	50,826,319	(2)	10.7%
The TCW Group, Inc. 865 South Figueroa Street Los Angeles, CA 90017	48,037,260	(3)	10.1%
Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 500 San Diego, CA 92130	44,454,675	(4)	9.3%

(1)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009 by FMR LLC, on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2008. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and a registered investment advisor, is described as the beneficial owner of 60,673,933 of the shares indicated above, or 12.7% as of December 31, 2008. In the schedule, FMR LLC also reports that Fidelity Leveraged Co. Stock Fund, a registered investment company, is the beneficial owner of 26,164,783 of the shares indicated above, or 5.5% as of December 31, 2008. The group collectively reported sole voting power with respect to 1,245,477 of the shares indicated above and sole dispositive power with respect to all of the shares indicated above.

(2)	Based on a Schedule 13G/A filed with the SEC on January 15, 2009 by Franklin Mutual Advisers, LLC (“Franklin”), on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2008. Franklin reported sole voting and dispositive power with respect to all of the shares indicated above.

(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2009 by The TCW Group, Inc., on behalf of itself and its named direct and indirect subsidiaries, as of December 31, 2008. The group collectively reported shared voting power with respect to 39,860,570 of the shares indicated above and shared dispositive power with respect to all of the shares indicated above.

(4)	Based on a Schedule 13G/A filed with the SEC on February 12, 2009 by Brandes Investment Partners, L.P., on behalf of itself and its named control persons, as of December 31, 2008. The group collectively reported shared voting power with respect to 35,811,471 of the shares indicated above and shared dispositive power with respect to all of the shares indicated above.

PROPOSAL 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2009. Deloitte & Touche LLP is familiar with our operations, and the Audit Committee is satisfied with Deloitte & Touche LLP’s reputation in the auditing field, its personnel, its professional qualifications and its independence. Deloitte & Touche LLP served as our independent registered public accountants for the year ended December 31, 2008.

Deloitte & Touche LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. Broker non-votes and abstentions will not change the number of votes cast for or against the proposal. If a favorable vote is not obtained, other independent registered public accountants will be selected by the Audit Committee of the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

PROPOSAL 3—SHAREHOLDER PROPOSAL

We received the following shareholder proposal for inclusion in this Proxy Statement. Promptly upon receiving an oral or written request from any shareholder, we will provide the full name, address and number of voting securities held by the shareholder proponent of the above proposal. We have included the proposal and the related supporting statement exactly as we received it. Following the proposal, we explain why our Board recommends a vote AGAINST the proposal.

Pay-for-Superior-Performance Proposal

Resolved: That the shareholders of Tenet Healthcare Corporation (the “Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

BOARD RESPONSE

A substantially similar proposal was submitted by the same shareholder for consideration at the 2008 Annual Meeting of Shareholders and was rejected by our shareholders. As we explained in last year’s proxy statement, the Board agrees that compensation plans for senior executives must be designed and implemented to reward long-term growth in shareholder value. This proposal, however, is not targeted or drafted to achieve that goal. It is a “one size fits all” proposal, quite similar to those that have been submitted to other companies, regardless of their individual business models, strategies or circumstances. By focusing solely on single financial metrics, the proposal fails to recognize the significance of other metrics and the difficulty of making meaningful comparisons to other companies.

In contrast, our bonus and incentive pay systems for senior executives are based upon our company’s specific business needs and objectives and are approved each year by the Compensation Committee of our Board of Directors. The Board’s Compensation Committee is composed entirely of independent non-employee directors. The Committee’s thoughtful design of our compensation program, including its performance-based elements, is explained in depth in our Compensation Discussion and Analysis (CD&A) beginning on page 17 of this Proxy Statement.

As described in the CD&A, we benchmark all of our compensation against the compensation of a specific group of companies. Taking into consideration, among other things, how those companies compensate their executives, our Compensation Committee considers how we have performed, based on pre-determined criteria. The Committee sets these criteria each year so that they are in line with our specific strategic, operational and financial objectives for that year, and are appropriately difficult to achieve.

We award bonuses based upon the company’s results under our “Balanced Scorecard” system, which takes into account not only the company’s financial performance, but its operating performance according to several metrics, including clinical quality, patient and physician satisfaction, employee retention and turnover, and other measures. Bonuses and incentive compensation for our executives are determined each year by our Board’s Compensation Committee using this Balanced Scorecard methodology, which is described beginning on page 22.

The Compensation Committee awards long-term incentive compensation each year only after reviewing the level of long-term incentive compensation awarded at peer companies. The Committee also reviews company and individual performance in deciding on awards. Performance has also become a key factor in our long-term incentive compensation program. In 2008, the Committee made the payout of certain cash-settled performance units granted to executives subject to the attainment of specified financial criteria. The Committee’s policies and procedures for making awards of long-term incentive compensation to executives are discussed beginning on page 24.

As our long-term shareholders know, prior to 2003, management bonuses were driven purely by reference to short-term financial results. We believe it is necessary for our performance criteria to include not only financial results, but other metrics that build long-term shareholder value, including the quality of the services that we provide and the satisfaction of the physicians and patients who use those services.

This shareholder proposal assumes that we have directly comparable peers against whom we can benchmark our financial performance. In fact, as we note in our CD&A, the small, and shrinking, number of public companies in the hospital sector operate in very different markets from us, have very different business models and face very different challenges. Their results, therefore, are not directly comparable to our own. In large part, our competitors are usually not-for-profit hospital organizations, whose results are often not publicly available, but in any case are also not comparable to our own.

Our Compensation Committee believes that long-term shareholder interest is best met by letting the Committee have the flexibility to determine senior executive compensation based on a number of different performance measures, incentives and objectives, including operational and strategic goals, as well as financial results. We believe that superior performance measurements must be multifaceted and that company performance cannot be measured simply by looking at the financial performance of other companies with different business models operating in different competitive environments and with potentially different views with respect to managerial risk taking. Our performance must be measured by the achievement of the goals that our Board has determined will make our company successful for the long term.

For these reasons, the Board of Directors urges you to vote AGAINST this proposal.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the next annual meeting and included in our proxy materials must be received by our Corporate Secretary by November 26, 2009. We will determine whether or not to include any such proposals in the proxy statement in accordance with our bylaws and applicable law, including SEC regulations.

Our bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give us written notice between January 7, 2010 and February 6, 2010. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com, and any applicable law. Any such nomination or other business will not be included in our proxy materials, but may be brought before the meeting.

Any proposal or nomination that is not timely received by our Corporate Secretary will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, all of our directors and executive officers complied with all Section 16(a) filing requirements during 2008. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

By Order of the Board of Directors,

Gary Ruff
Corporate Secretary

Dallas, Texas

March 26, 2009

YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please vote in one of these ways: (1) visit the web site noted on the reverse side; (2) use the toll-free telephone number shown on the reverse side; or (3) mark, sign, date and promptly return the attached proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 6, 2009:

The accompanying Notice and Proxy Statement, a sample of this proxy card and Tenet’s Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.tenethealth.com/tenethealth/proxy materials.

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TNTHC2

TENET HEALTHCARE CORPORATION

Proxy - Solicited by the Board of Directors

The undersigned hereby appoints Trevor Fetter and Gary Ruff, or either of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2009, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE LISTED NOMINEES IN ITEM 1, VOTED “FOR” ITEM 2 AND VOTED “AGAINST” ITEM 3.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

TENET HEALTHCARE CORPORATION                        (Please sign and date on reverse side and return promptly.)

C/O BROADRIDGE

51 MERCEDES WAY

EDGEWOOD, NY 11717

TENET HEALTHCARE CORPORATION 13737 NOEL ROAD DALLAS, TX 75240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you have submitted your proxy by Internet or telephone, there is no need for you to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Tenet Healthcare Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET OR TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TNTHC1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENET HEALTHCARE CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES IN ITEM 1 AND A VOTE “FOR” ITEM 2.
1. Election of the following nominees as Directors for terms of one year each:
Nominees:	For	Against	Abstain		For	Against	Abstain
a. John Ellis “Jeb” Bush	☐	☐	☐	f. J. Robert Kerrey	☐	☐	☐
b. Trevor Fetter	☐	☐	☐	g. Floyd D. Loop, M.D.	☐	☐	☐
c. Brenda J. Gaines	☐	☐	☐	h. Richard R. Pettingill	☐	☐	☐
d. Karen M. Garrison	☐	☐	☐	i. James A. Unruh	☐	☐	☐
e. Edward A. Kangas	☐	☐	☐	j. J. McDonald Williams	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.			☐	2. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2009.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.

Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

				3. Shareholder proposal regarding peer benchmarking of executive compensation.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date